7

                                    AGREEMENT


     AGREEMENT, made and entered into as of December 13, 1994, by and between OPTICAL COATING LABORATORY, INC., a Delaware corporation
("OCLI"), and SICPA HOLDING S.A. ("SICPA").

                                 R E C I T A L S

     A. OCLI is presently the minority stockholder of FLEX PRODUCTS, INC., a Delaware corporation ("FLEX"). The majority stockholder of FLEX is ICI AMERICAS, INC., a Delaware corporation ("ICIA").

     B. FLEX is the exclusive supplier to SICPA of optically variable pigment ("OVP") under the terms of a Supply Agreement dated as of July 1, 1993.

     C. The parties wish to join together for the purpose of purchasing between them the shares of the capital stock of FLEX which are presently owned by ICIA, such that thereafter all of the capital stock of FLEX would be owned by OCLI as the majority stockholder and by SICPA as the minority stockholder, with certain terms to govern the conduct of the business of FLEX and to restrict the transfer by either of the parties of their respective shares of the capital stock of FLEX.

     D. The parties wish to memorialize in this Agreement the terms of their association for the above purpose, and the terms of their association for the above purpose, and the terms to apply to their relationship as the two stockholders of FLEX if their efforts to purchase the shares now owned by ICIA are successful.

                                A G R E E M E N T

     NOW, THEREFORE, in consideration of the premises and the respective covenants and undertakings of the parties contained herein, the parties hereby agree as follows:

     1. Certain Definitions. Certain terms as used in this Agreement shall have the following meanings:

          a.   ICIA Shares.   The term "ICIA Shares" shall mean the
120 shares of FLEX Common Stock and 12 shares of FLEX Series B
Preferred Stock presently owned by ICIA.

          b.   FLEX Note.     The term "FLEX Note" shall mean the
promissory note, a copy of which is attached hereto as Exhibit A, which evidences the debt owned by FLEX for working capital borrowings by it from ICIA.

     2.   Transactions With ICIA.

          a. Purchase Of Shares From ICIA. OCLI and SICPA agree jointly to submit an offer, in the form of a Letter of Intent (the "LOI"), to ICIA to purchase all of the ICIA Shares such that, following the purchase, OCLI would own a total of 120 shares of Common Stock and four shares of Series B Preferred Stock of FLEX, and SICPA would own a total of 80 shares of Common Stock and eight shares of Series B Preferred Stock of FLEX. The LOI, unless both parties otherwise agree in writing, shall provide as follows:

               i.   The purchase price for the ICIA Shares (the
"Purchase Price") shall be US $24.5 Million.

               ii. The Purchase Price shall be payable in immediately available funds at the Closing.

               iii. Of the total Purchase Price, OCLI shall pay a total of $8.4 Million and SICPA, $16.1 Million.

               iv. On or before the closing under the LOI, ICIA shall contribute to the capital of FLEX cash in an amount equal to the difference between (1) the amount FLEX has heretofore paid to OCLI pursuant to Section 4.1 of that certain Research, Development and Engineering Agreement dated December 19, 1994 between FLEX and OCLI, and (2) $5 Million.

               v. The LOI shall be in form and substance identical to that attached as Exhibit B hereto, with only such changes therein as the parties hereto may mutually agree.

               vi. The closing of the purchase and sale of the ICIA Shares (the "Closing") shall occur on or before the earlier of (1) March 31, 1995, or (2) five business days following notice to ICIA from OCLI and SICPA that they have satisfied all requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

               vii. The LOI shall set forth the agreement by OCLI and SICPA that they shall require no representations and warranties of ICIA in the LOI or Definitive Agreements respecting the financial statements and financial condition of FLEX prior to the date of execution of the LOI on the condition that the audited financial statements of FLEX for the years ended December 31, 1993 and its unaudited in-house financial statements for the 11 months ended November 30, 1994 correspond to and are not materially adversely different from the financial information concerning FLEX presented heretofore by ICIA to SICPA's investment advisor, ROBERT FLEMING CO., LIMITED.

          b.   Conduct of Negotiations with ICIA.

               i. OCLI shall be the lead negotiator for the parties vis-a-vis ICIA with respect to the purchase of the ICIA Shares, but shall not have authority to vary or modify any of the above terms without the express prior written consent of SICPA. OCLI shall notify SICPA and SICPA's financial and legal advisors of the time and place of each meeting or other scheduled contact with ICIA promptly as soon practicable and SICPA, at its request in advance, shall be entitled to attend and participate in all meetings and telephone conferences between representatives of OCLI and ICIA with respect to the purchase of the ICIA Shares.

               ii. Except as set forth in this Section 2.b, OCLI and SICPA agree to refrain during the Term of this Agreement, as set forth in Section 11 below, and for a period of 15 months thereafter, from soliciting or participating in any negotiations or discussions with ICIA which are in conflict with the joint undertakings whereby the two parties hereto shall seek to acquire the ICIA Shares together, as contemplated herein, or which would envision the purchase solely by OCLI or SICPA or by or through or with their respective affiliates, assigns or any third parties of any of the ICIA Shares.

               iii. This subparagraph shall apply if ICIA fails or refuses to execute and deliver the LOI within the Term of this Agreement, or if, thereafter, the Closing fails to occur within the deadline therefor. In this event, if thereafter a party hereto wishes to purchase the ICIA Shares, at least 15 business days prior to the proposed date of purchase, it shall first notify the other party of the proposed purchase, describing in detail the purchase price, payment terms and all other material terms of purchase. Within 15 business days following its receipt of such notice, the other party, if it wishes to participate in the purchase of the ICIA Shares, shall notify the other party of its desire to do so, and each party shall then be entitled to purchase the ICIA Shares in the same proportion as contemplated herein, on the terms set forth in the notice from the initiating party. In no event, however, shall a party be entitled to this right of participation if the executed LOI cannot be obtained from ICIA, or if the Closing thereunder cannot be consummated, due to a breach or default by such party.

          c.   Purchase of FLEX Note.   In the Stock Purchase
Agreement, OCLI and SICPA shall agree, at the Closing, to purchase the FLEX Note from ICIA for an aggregate purchase price equal to the then unpaid principal balance plus all then accrued but unpaid interest; provided, however, that the unpaid principal balance of the FLEX Note shall not exceed (i) $10 Million plus (ii) an additional amount, not to exceed $3 Million, drawn down under the FLEX Note and applied against the purchase of the Beta III machine. OCLI shall have assigned to it 60%, and SICPA, 40%, of the principal balance and balance of accrued but unpaid interest then owing, with each to pay a like percentage of the purchase price for the Note to ICIA, in immediately available funds at the Closing.

     3. Governance of Flex after Closing. Following the Closing, OCLI and SICPA agree that the following shall apply to the governance of FLEX:

          a. Reconstitution of FLEX Board. The Board of Directors of FLEX shall be reconstituted, effective upon the Closing, such that those then in office shall be replaced by the persons listed on Exhibit C, three of whom have been designated by OCLI and two of whom have been designated by SICPA and the Certificate of Incorporation or Certificate of Designations of FLEX shall be amended if necessary to provide that the stockholders of FLEX shall be entitled to cumulative voting in connection with the election or removal of the Directors.

          b. By-Laws. The By-Laws of FLEX shall, if necessary, be amended to provide for at least five business days' advance notice of any meeting of the Board, and that the Board and the Joint Technical Committee shall each meet at least quarterly.

          c.   Supermajority Provisions.     The Certificate of
Incorporation of FLEX shall be amended, effective immediately following the Closing, to provide effectively that the approval of both stockholders is necessary for any of the acts or decisions set forth on Exhibit D hereto.

          d.   Additional Working Capital.   The Board of Directors of
FLEX (the "Board"), consistent with the annual budget and any changes therein during the fiscal year, shall have the right to determine the amount of funds reasonably required for the ordinary and necessary operation of FLEX's business (the "Working Capital") and to determine whether, at what time, in what amounts and on what terms and conditions borrowings by FLEX, including borrowings from OCLI and SICPA, should be made. If, at any time and within the above constraints, the Board determines that additional Working Capital is reasonably required for the ordinary and necessary operation of FLEX's business, the Board shall seek to obtain loans from independent third parties on terms and conditions commercially reasonable under the circumstances. In the event that such loans cannot be obtained, the Board, in its sole discretion, may call upon OCLI and SICPA to provide such working capital loans to FLEX (such loans to be referred to as "Working Capital Loans"). All such Working Capital Loans shall be provided by OCLI and SICPA in proportion to their respective ownership of the Common Stock of FLEX. Working Capital Loans shall bear interest at a rate of no less than prime plus 1.5%, provide for accrued interest to be payable monthly and be on such other terms and conditions as mutually agreed by OCLI and SICPA.

          e. Preemptive Rights. The Certificate of Incorporation of FLEX shall be amended, effective immediately following the Closing, to provide for preemptive rights entitling each stockholder to subscribe proportionally for any shares in any offering, issuance or sale of additional corporate securities of FLEX, with the right of over subscription for any securities as to which the other stockholder does not exercise its own preemptive rights, except for stock offered pursuant to an IPO or any employee incentive stock option plan or other incentive stock program for employees, consultants or Directors.

          f. Furnishing of Financial Statements and Other Information. FLEX shall retain as its accountants KMPG Peat Marwich, or another firm of independent public accountants of recognized national standing who are acceptable to both OCLI and SICPA, and who meet the standards of qualification of certified public accountants prescribed in Regulation S-9 promulgated by the United States Securities and Exchange Commission, as amended from time to time. Such independent public accountants shall perform annual audits, and FLEX shall furnish, at its own expense, to OCLI and to SICPA, the following:

               i. Within 90 days of the end of each fiscal year, financial statements prepared on a consolidated basis (together with consolidating statements in support thereof) consisting of comparative balance sheets and statements of operations, stockholders' equity and changes in financial position of FLEX as of the end of and for such fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles and practices consistently applied and certified by the independent public accountants.

               ii. Within 45 days of the end of each of the first three fiscal quarters (or comparable accounting periods), in duplicate, without audit, financial statements prepared on a consolidated basis (together with comparative balance sheets and statements of operations, shareholders' equity and changes in financial position of FLEX as at the end of and for such quarter (or comparable accounting period), the year to date, and as at the same date and for the corresponding periods ended on the same date of the preceding year, and comparison to the budgets in the corresponding periods all of which shall be in reasonable detail. In each case the quarterly financial statements shall be accompanied by (1) a certification by a responsible officer of FLEX familiar with its financial affairs, stating that, subject to normal audit and year-end adjustments that are not material, either individually or in the aggregate, such balance sheets and statements have been prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis and fairly present the financial condition of FLEX for the respective periods covered thereby; and (2) by a statement by a responsible officer of FLEX familiar with its financial affairs, explaining all variances from the annual budget.

               iii. Promptly upon FLEX's receipt thereof, any additional accounting reports concerning significant aspects of FLEX's operations and financial affairs or in conjunction with any annual or interim audit given to FLEX by its independent public accountants (and not otherwise contained in other materials provided pursuant to this section).

          g. Stock Option Plan. FLEX shall establish an employee stock option plan (the "Plan"), pursuant to which options to purchase FLEX's Common Stock, in an aggregate amount not to exceed 10% of FLEX's outstanding voting stock, will be granted to executives, key employees and consultants of FLEX but not Directors. The Plan will not provide for the grant or issue of any stock or stock options to any employees or key executives (i) with a purchase or exercise price of less than fair market value or (ii) permit the option recipient to have the options vest more rapidly than ratably over a four-year period from the date of grant, or in the alternative which permit the option recipient to retain, free from FLEX's right of repurchase, any shares purchased by the recipient upon the exercise of any options, except pursuant to a vesting schedule whereby FLEX's right to repurchase such shares shall expire no faster than ratably over a four-year period from the date of grant. To the extent allowed by law, all such option grants shall provide for a right of first refusal for FLEX to purchase any of the shares offered for sale by the optionee or, if it should decline, then OCLI and SICPA, each pro rata to its stockholdings with the right to subscribe for any of the other's unsubscribed for portion.

          h.   Joint Technical Committee.    A Joint Technical
Committee will be formed consisting of representatives from FLEX, OCLI and SICPA to oversee FLEX's ongoing research and development activities. The Joint Technical Committee shall also perform those duties enumerated in the License Agreement and the Research, Development and Engineering Agreement described in Section 7.a.5.

          i. Capacity. It is recognized that FLEX now serves as an important source of supply of OVP to SICPA and in the future may be an important source of supply of product for OCLI. The parties agree that FLEX shall make available on a priority basis incremental capacity on the customary commercial basis previously established for the product or service for the benefit of the parties subject to existing commitments to third party customers. SICPA shall have the option to require FLEX to add OVP manufacturing capacity to supply SICPA OVP under the terms of the License and Supply Agreement whenever SICPA increases the minimum and maximum quantities under the License and Supply Agreement for a minimum of five years at a price which, when projected by FLEX management against the type of capacity needed to satisfy such increased quantities, will yield a pre-tax profit on the increased SICPA minimum purchases at least equal to the then current pre-tax profit margin realized by FLEX for its production on the Beta-III machine, and OCLI agrees to take and cause FLEX to take all action necessary to implement this provision.

     4. Put and Call, Right of First Refusal and Co-Sale Agreement. OCLI and SICPA shall execute and deliver a Put and Call, Right of First Refusal and Co-Sale Agreement, form and substance identical to that attached as Exhibit E, to be effective upon consummation of the Closing.

     5. Initial Public Offering. Both parties agree that at the request of either party at any time after three years from the Closing, they shall use their best efforts to cause FLEX to have an initial public offering of its Common Stock ("IPO") upon the following conditions: (a) the offering price shall be equal to or exceed US $300,000 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), net of underwriting discounts and expenses; (b) the aggregate proceeds to the selling stockholders shall be in excess of US $15,000,000 net of underwriting discounts and expenses and each of the parties shall have the right to participate in the IPO pro rata to their share holdings; (c) the IPO shall be firmly underwritten by one or more nationally recognized underwriting firms; (d) shares of Common Stock sold by FLEX in the IPO shall not attain an amount which would cause OCLI's ownership of FLEX to fall below 50% without the consent of OCLI.

     6. License and Supply Agreement; Beta-III Machine. By no later than the date of execution and delivery by ICIA of the LOI, SICPA agrees to execute and deliver to FLEX the License and Supply Agreement in the form attached as Exhibit F on the condition that ICIA shall first approve FLEX's placing its binding purchase order for the Beta-III machine which it requires to increase production capacity, together with FLEX's payment of the deposit required by the manufacturer of the machine. OCLI agrees, and shall cause FLEX after the Closing to agree, that SICPA may assign its rights and obligations under the License and Supply Agreement to any of its affiliates, provided that SICPA continues to be bound by its obligations thereunder.

     7.   Representation and Warranties.

          a. By OCLI. OCLI represents and warrants to SICPA as follows:

               i. OCLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OCLI has all requisite corporate power and authority and is entitled to carry on its business as it is now being conducted.

               ii. The execution and delivery of this Agreement, the agreements contemplated hereby (the "Other Agreements") and the consummation of the transactions contemplated hereby have been duly authorized by OCLI's Board of Directors and no other corporate proceedings on the part of OCLI are necessary to authorize this Agreement, the Other Agreements or the consummation of the transactions contemplated hereby or thereby. OCLI has complete and unrestricted right, power and authority to enter into and perform this Agreement and the Other Agreements, and this Agreement and the Other Agreements constitute valid and binding agreements of OCLI, enforceable in accordance with their respective terms. Neither the execution and delivery nor performance of this Agreement or the Other Agreements by OCLI or FLEX, nor the performance of the Other Agreements by FLEX, will, with or without the giving of notice or the passage of time or both, violate, conflict with or constitute a default under OCLI's Certificate of Incorporation or By-Laws or under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which OCLI is a party or by which OCLI or its properties is bound; or violate any law, statute, rule, order, writ, injunction, decree, judgment, or ruling of any court or administrative or governmental body directed at OCLI or give to others any interest or rights, including rights of termination, cancellation or acceleration, in or with respect to any such contract, commitment, agreement, understanding, or arrangement.

               iii. Except as set forth in Schedule 7.a.iii, and except the reports, forms and supplements required to be filed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (and the rules and regulations thereunder), no approval, consent, withholding of objection or other authorization is required from any court, administrative agency, governmental authority or any other third party in connection with the execution or delivery of or performance by OCLI under this Agreement or the Other Agreements.

               iv. Except as set forth in Schedule 7.a.iv, OCLI has received no notice of any claim, legal action, suit, including infringement or violation of third party patents or trade secrets, arbitration, governmental investigation or other legal, regulatory or administrative proceeding, or any order, judgment, decree or award in progress, pending or in effect (or to the best of OCLI's knowledge, threatened) against or relating to the transactions contemplated by this Agreement; and OCLI does not know of any basis for the same.

               v. Except as set forth on Schedule 7.a.v, as of the date of this Agreement, and as of the Closing, FLEX and OCLI are and shall be parties to the following agreements, and no other agreements which confer material benefits or impose material obligations upon either OCLI or FLEX, and each of the following agreements shall, as of the Closing, be in full force and effect, without amendment, modification or supplement except as noted below:

                    (1)  The Facilities Lease Agreement attached
hereto as Exhibit G, which has been extended for an additional five-year term.

                    (2)  The Assignment of Intellectual Property
Rights attached hereto as Exhibit H.

                    (3) The Exclusive License Agreement attached hereto as Exhibit I, pursuant to which aggregate royalties paid to date total approximately $3 million.

                    (4) The Research, Development and Engineering Agreement attached hereto as Exhibit J, pursuant to which approximately an additional $800,000 remains to be funded by FLEX.

                    (5)  The Support and Administrative Services
Agreement attached hereto as Exhibit K, which is terminable at will by FLEX, and terminable at will by OCLI when its share ownership falls below 20%.

                    (6)  The Assignment and Assumption Agreement
attached hereto as Exhibit L.

As of the date of this Agreement, and as of the Closing, FLEX and OCLI are and shall not be parties together to any other material agreements affecting or in any way relating to the business or affairs of FLEX.

          b. By SICPA. SICPA represents and warrants to OCLI as follows:

               i. SICPA is a corporation duly organized, validly existing and in good standing under the laws of Switzerland, and has all requisite corporate power and authority and is entitled to carry on its business as it is now being conducted.

               ii. The execution and delivery of this Agreement, the agreements contemplated hereby (the "Other Agreements") and the consummation of the transactions contemplated hereby have been duly authorized by SICPA's Board of Directors and no other corporate proceedings on the part of SICPA are necessary to authorize this Agreement, the Other Agreements or the consummation of the transactions contemplated hereby or thereby. SICPA has complete and unrestricted right, power and authority to enter into and perform this Agreement and the Other Agreements, and this Agreement and the Other Agreements constitute valid and binding agreements of SICPA, enforceable in accordance with their respective terms. Neither the execution and delivery nor performance of this Agreement or the Other Agreements by SICPA will, with or without the giving of notice or the passage of time or both, violate, conflict with or constitute a default under SICPA's Certificate of Incorporation or By-Laws or under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which SICPA is a party or by which SICPA or its properties is bound; or violate any law, statute, rule, order, writ, injunction, decree, judgment, or ruling of any court or administrative or governmental body directed at SICPA or give to others any interest or rights, including rights of termination, cancellation or acceleration, in or with respect to any such contract, commitment, agreement, understanding, or arrangement.

               iii. Except as set forth in Schedule 7.b.iii, and except for the reports, forms and supplements required to be filed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (and the rules and regulations thereunder), no approval, consent, withholding of objection or other authorization is required from any court, administrative agency, governmental authority or any other third party in connection with the execution or delivery of or performance by SICPA under this Agreement or the Other Agreements.

               iv. Except as set forth in Schedule 7.b.iv, SICPA has received no notice of any claim, legal action, suit, including infringement or violation of third party patents or trade secrets, arbitration, governmental investigation or other legal, regulatory or administrative proceeding, or any order, judgment, decree or award in progress, pending or in effect (or to the best of SICPA's knowledge, threatened) against or relating to the transactions contemplated by this Agreement; and SICPA does not know of any basis for the same.

     8.   Public Announcements.    The parties agree to cooperate in
releasing information concerning this Agreement and the transactions contemplated herein. Each of the parties shall furnish to the other drafts of all proposed releases at least two days prior to the desired or schedule date of first publication and shall refrain from releasing any public announcement or approving its publication or dissemination until and unless the other party shall have given its approval. Each party agrees not to withhold, deny or delay its approval unreasonably, and SICPA agrees to approve any disclosure or announcement proposed to be made by OCLI to the extent such disclosure or announcement is reasonably required for compliance by OCLI with any reporting requirements imposed upon it under the Securities Exchange Act of 1934 and/or any rules or regulations adopted thereunder.

     9. Agents or Brokers. Each party hereby agrees to indemnify and hold the other party harmless against and in respect of any claim or action for brokerage or other commissions advanced by the brokers or other agents, if any, retained by the indemnifying party to advise or assist in connection with this Agreement or the transactions contemplated hereby.

     10. Corporate Opportunities. Following the Closing, and conditioned upon its consummation, each party hereto agrees to refrain from pursuing any opportunity for the manufacture, sale or development of OVP or otherwise relating to roll-to-roll thin film flexible coatings except through FLEX; provided that (a) SICPA may purchase, utilize in the manufacture of optically variable inks and other products and sell OVP to the extent permitted to it under its License and Supply Agreement with FLEX in those instances where FLEX is not able to supply it with adequate supply, and (b) OCLI may conduct business in the FLEX Field for which it has a license under the Exclusive License Agreement attached as Exhibit J, with "FLEX Field" to have the same meaning for this Agreement as defined in such exhibit.

     11.  Term.     This Agreement shall remain in effect for a term
(the "Term") beginning as of the date hereof and ending on the earlier of (a) March 31, 1995 if the Closing has not been consummated by and among the parties and ICIA by that date, or (b) the date when either OCLI or SICPA owns less than 20% of the Common Stock of FLEX.

     12.  Confidentiality and Non-Disclosure.

          a. Obligation to Preserve Confidentiality. Except as otherwise provided by the Assignment of Intellectual Property Rights, Exclusive License Agreement and Research, Development and Engineering Agreement described in Sections 7.a.v(2), (3) and (4) of this Agreement, respectively, trade secret data (referred to hereinafter as "Confidential Matter") disclosed by or otherwise obtained from a party hereto (the "Disclosing Party") under this Agreement shall be treated by the party hereto which receives such information (the "Recipient") as confidential and shall not be disclosed to any third party. The Recipient shall use the same care to keep Confidential Matter confidential as it uses to preserve the confidentiality of its own confidential information having a high degree of competitive significance and shall take appropriate measures to ensure that its employees are bound to the same degree that it is under this Agreement.

          b.   Exclusions.    This obligation of confidentiality does
not apply to any Confidential Matter which the Recipient can show to fall into any one or more of the following categories:

               i. The Confidential Matter was in the Recipient's possession prior to the date of this Agreement.

               ii. The Confidential Matter was generally available to the public prior to the date of this Agreement or subsequently thereto becomes generally available to the public through no fault of the Recipient or the Recipient's employees.

               iii. The Confidential Matter is obtained by the Recipient from a third party on a non-confidential basis, lawfully and through no breach of this Agreement.

               iv. A judicial or governmental authority having jurisdiction over the Recipient orders or requires disclosure, provided that such disclosure shall be made only to the extent of such order and the Recipient, before making any such disclosure, advises the Disclosing Party of the disclosure required and cooperates fully with the Disclosing Party in all legitimate efforts to avoid or limit disclosure at the Disclosing Party's expense.

          c. Representation of SICPA. As of the date of this Agreement, SICPA represents and warrants that it has not received any FLEX financial information including historical financial statements, financial projections, product line cost and pricing data. SICPA and OCLI agree that in order to protect the competitive business prospects of FLEX, such financial information, as well as other Confidential Matter of FLEX (other than that disclosed pursuant to the Supply Agreement and Joint Venture Agreement dated July 1, 1993) will not be disclosed to SICPA until the Stock Purchase Agreement and the License and Supply Agreement are executed and delivered.

     13.  Miscellaneous.

          a. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any doctrines concerning conflicts of laws.

          b. Entire Agreement. This Agreement and the documents attached hereto as Exhibits and Schedules constitute the entire agreement and understanding by and between the parties with respect to the subject matters herein and therein, and supersede and replace any prior agreements and understandings, whether oral or written, by and between them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of the parties to this Agreement.

          c. Prohibition Upon Assignment. This Agreement is personal among the parties hereto, each of which is relying upon the identity and specific capabilities of the other party, and the rights or obligations of any party herein may only be assigned by it as elsewhere expressly provided herein or with the consent of the other party except that SICPA may assign its rights and obligations hereunder to any of its affiliates so long as SICPA remains liable for its obligations hereunder. Any attempted assignment in violation of these provisions shall be null and void, and of no force or effect.

          d. Resolution of Disputes. The parties shall negotiate in good faith to settle any dispute or difference arising out of or relating to this Agreement. Either party may send to the other a written request to negotiate.

               i. If the parties cannot resolve any dispute that arises under this Agreement by negotiation, the parties agree to attempt to settle the dispute by mediation, as follows:

                    (1) Either party may initiate the mediation by notice to the other party. The parties shall select as mediator for purposes of mediation hereunder individuals, in an order of priority, within 20 days from the date of execution of this Agreement, and shall set forth their selections and priority on Schedule 10.d which they shall sign as an attachment hereto. The parties hereafter at any time or from time to time may add to, replace or reorder the names of such individuals so selected by further annotations on or supplements to
Schedule 10.d signed by authorized representatives of both parties.

                    (2) The mediation shall be held within 20 days of service of the notice under paragraph (1) above.

                    (3)  The parties shall keep the mediation
proceedings confidential. Any admission made or document prepared for such mediation shall not be admissible as evidence in any subsequent action or proceeding. Disclosure of any such matter shall not be compelled by law to be given or produced.

               ii. Any dispute hereunder which cannot be resolved within 60 days after the initiation of mediation as called for above shall be settled by binding arbitration, and judgment upon the award rendered by the arbitrator shall be final and may be entered in any court having jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to bar any party hereto or claim arising out of or relating to this Agreement. The party desiring arbitration shall serve notice upon the other party, together with designation of the first party's representative. If the person designated by the first party is acceptable to the second party as an arbitrator, the second party shall so notify the first party within 10 days and such representative shall serve as the sole arbitrator; if not acceptable, the second party shall designate his or its own representative in a notice to the first party within the same 10 day period. The two representatives so named, if such is the case, shall within 10 days thereafter appoint an arbitrator, and the arbitrator shall then proceed forthwith to hear and unilaterally determine the matter. If either party fails, within the time allowed therefore, to appoint its representative, the representative named by the other party shall act as the sole arbitrator and unilaterally decide the matter. If the two representatives are unable to agree upon an arbitrator within the 10 days allowed therefore, either party may at any time apply to the presiding Judge of any court of competent jurisdiction for the appointment of an arbitrator, and the arbitrator shall proceed forthwith to hear and unilaterally determine the matter. The arbitrator selected shall comply with the appropriate rules of the American Arbitration Association as then in effect. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. All of the provisions of Section 1283.05 of the California Code of Civil Procedure are hereby expressly made applicable to such arbitration.

          e. Headings. The headings used herein and in the documents attached hereto as Exhibits and Schedules are descriptive only and for the convenience of identifying provisions, and are not determinative of the meaning or effect of any such provisions.

          f.   No Waivers.    The failure of any party at any time to
require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

          g. Notices. Any notice, payment, report or any other communication required or permitted to be given by one party to the other party by this Agreement shall be in writing and either (i) served personally on the other party, (ii) sent by express, registered or certified first-class mail, postage prepaid, addressed to the other party at its address as indicated below, or to such other address as the addressee shall have theretofore furnished to the other party by proper notice, (iii) delivered by commercial courier to the other party, or (iv) sent by telefax to the other party at its telefax number indicated below or to such other telefax number as the party shall have theretofore furnished to the other party by proper notice, with machine confirmation of transmission. Notice shall be deemed given upon actual physical delivery of upon the receipt of telefax, or on the fifth day following the deposit in the mails as contemplated above:

               If to OCLI:

               Optical Coating Laboratory, Inc.
               2789 Northpoint Parkway
               Santa Rosa, California  95407-7397
               United States of America
               Attention:  Herbert M. Dwight, Jr.
                           Joseph C. Zils, Esq.
               Telefax no. (707) 525-7410

               Copy to:

               John V. Erickson
               Collette & Erickson
               555 California Street, Suite 4350
               San Francisco, California 94104-1791
               United States of America
               Telefax No. (415) 788-6929

               If to SICPA

               Maurice A. Amon
               SICPA Holding S.A.
               2, rue de la Paix
               1002 Lausanne, Switzerland
               Telefax No.  41-21-312-6895

               Copy to:

               William E. Horwich
               Proskauer Rose Goetz & Mendelsohn
               555 California street, Suite 4604
               San Francisco, CA  94104-1791
               United States of America
               Telefax No. (415) 956-2324

               h. Additional Documents. Each of the parties agrees to execute and deliver, at the request of the other party, any and all other documents or other written instruments as may be reasonably necessary to effectuate the purposes of this Agreement.

               i. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by one or both of the parties, each of which shall be enforceable against the party or parties actually executing such counterparts, and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SICPA HOLDING S.A.            OPTICAL COATING LABORATORY, INC.


By  /s/Maurice A. Amon        By    /s/Herbert M. Dwight, Jr.

Co-Chief Executive          President
















                  Exhibit A - MULTIPLE ADVANCE PROMISSORY NOTES





                    FLEX PRODUCTS, INC.

              MULTIPLE ADVANCE PROMISSORY NOTE


Series 1995-II                                         No. 1
$7,032,759.00                                 Santa Rosa, CA
                                            December 4, 1995


     FLEX PRODUCTS, INC. (the "Company"), a Delaware corporation, for value received, hereby promises to pay to OPTICAL COATING LABORATORY, INC., a Delaware corporation, or order ("Holder"), on or before November 1, 1997, the maximum principal amount of Seven Million Thirty-Two Thousand Seven Hundred Fifty-Nine Dollars ($7,032,759.00) (the "Maximum Amount") or so much thereof as shall have been advanced pursuant to the terms hereof, together with accrued interest on the declining balance of principal at the rate set forth below, and on the following terms and conditions:

     1. Issuance As Part of Series. This Note is one of a series of two Notes of the same Series, which Notes have together been issued collectively to replace and supersede those certain Promissory Notes, each dated May 8, 1995, one of which was issued by the Company to the order of Holder in the principal amount of $7,032,759, and the other of which was issued by the Company to SICPA Holding S.A. ("SICPA") in the principal amount of $4,488,506.

     2. Parity Between Notes of The Series. The Company, on even date herewith, is executing and delivering the other Note of this Series in favor of SICPA, with identical terms except for the original principal amount and the amount of already accrued interest thereon, and the maximum amount of principal which may be drawn down thereunder (the "Other Note"). The Company shall concurrently make all payments due hereunder and under the Other Note, and a default by the Company in the payment when and as due under the Other Note shall likewise constitute a default hereunder, whether or not the Company has therefore made all payments as and when called for hereunder. Each payment under this Note and under the Other Note shall be in amounts equally proportionate to the respective amounts owed hereunder and thereunder, and if the Holder hereunder receives any payment which, as compared to the payment received by the holder of the Other Note, is disproportionately greater, the amount of the disproportionate excess shall be deemed received in trust by the Holder, for the benefit of the holder of the Other Note, to the extent of the disproportionate share of each payment.

     3. Accrual Rate and Payment of Interest. Interest shall accrue on the declining balance of principal from the date hereof, initially at the rate of 10% per annum, and shall be adjusted effected as of the first day of February, May, August and November each year, beginning February 1, 1996, to equal the prime commercial lending rate, as published in the Wall Street Journal on the last business day proceeding the date of each adjustment, plus 1%. Interest accrued hereunder shall be payable quarterly in arrears, on the first day of February, May, August and November each year, beginning February 1, 1997. Any remaining accrued and unpaid interest shall be due and payable with payment of the balance of outstanding principal.

     4. Draw Downs. The Company shall be entitled to draw down additional amounts from Holder periodically until the Maximum Amount has been reached, provided that (a) each draw down shall be made by written request in the form attached as Exhibit A hereto, on at least five days' prior notice to Holder, unless Holder shall agree to less notice; and (b) each draw down shall be accompanied by a similar draw down, under the Other Note, with each draw down under each Note of this Series to be in an amount proportionate to the then outstanding principal balance owed under such Note as compared with the total then outstanding aggregate principal balance owed under all Notes of this Series.

     5. Acknowledgment of Existing Balance Representing Prior Draw Downs. The Company acknowledges and agrees that the amount of principal set forth on Schedule I hereto shall be deemed to constitute a prior draw down hereunder, which shall continue to accrue interest at the rate specified herein from the date hereof, and that such principal, together with all subsequent draw downs and all presently accrued and hereafter accruing interest shall be repaid in accordance with the terms and conditions of this Note, as if this Note had been executed and in effect at the time when the first draw down had been made.

     6. Nature and Place of Payments. Payments of principal and interest shall be made in lawful money of the United States of America at Holder's address set forth on the signature page hereto or at such other place as Holder shall have designated to the Company in writing.

     7.   Miscellaneous.

          a. Titles And Subtitles. The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note.

          b. Notices. Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or, if mailed to a destination within the United States, three days, and otherwise five days following deposit with the United States Post Office, by registered or certified mail or, for foreign delivery, by first class air mail, postage prepaid and addressed to the party to be notified at the address indicated below in the signature block for such party at the end of this Note, or at such other address as such party may hereafter designate by written notice to the other party, or by sending a copy by telefax, with machine confirmation of transmission, addressed to party at the telefax number indicated below for such party in the signature block for such party at the end of this Note, or at such other telefax number as such party may hereafter designate by written notice to the other party.

          c. Amendments And Waivers. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Holder and the Company.

          d. Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Note, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the successful or prevailing party or parties shall be entitled to recover reasonable attorney fees and other costs incurred in that action or preceding, in addition to any other relief to which it or they may be entitled.



          e. Governing Law. This Note shall be governed by and constructed and enforced in accordance with the laws of the State of California without giving effect to conflicts of law principals.

OPTICAL COATING LABORATORY, INC.   FLEX PRODUCTS, INC.
2789 Northpoint Parkway            2793 Northpoint Parkway
Santa Rosa, CA  95407-7397         Santa Rosa, CA 95407-7397
Telefax No. (707)525-7410          Telefax No. (707)525-7725

By____________________             By____________________

Title_________________             Title_________________


                         EXHIBIT A

                NOTICE OF DRAW DOWN EXERCISE


                                  ____________________, 199_


OPTICAL COATING LABORATORY, INC.
2789 Northpoint Parkway
Santa Rosa, CA  95407-7397

Gentlemen/Ladies:

     The undersigned Company hereby elects to make an additional draw down borrowing under that certain Multiple Advance Promissory Note dated November __, 1995 (the "Note"), in the amount of $___________________.

     The undersigned agrees that the amount of the draw down shall be added to the unpaid principal balance owed under the Note, and shall be subject to all the terms and provisions of the Note.

                              FLEX PRODUCTS, INC.

                              By__________________________
                              Title_______________________


                         SCHEDULE I

                      PRIOR DRAW DOWNS


Principal                     $________________

Accrued Interest              $________________

               Total          $________________






                    FLEX PRODUCTS, INC.

              MULTIPLE ADVANCE PROMISSORY NOTE


Series 1995-II                                         No. 2
$4,488,506.00                                 Santa Rosa, CA
                                            December 4, 1995


     FLEX PRODUCTS, INC. (the "Company"), a Delaware corporation, for value received, hereby promises to pay to SICPA HOLDING S.A., a Swiss corporation, or order ("Holder"), on or before November 1, 1997, the maximum principal amount of Four Million Four Hundred Eighty-Eight Thousand Five Hundred Six Dollars ($5,200,000.00) (the "Maximum Amount") or so much thereof as shall have been advanced pursuant to the terms hereof, together with accrued interest on the declining balance of principal at the rate set forth below, and on the following terms and conditions:

     1. Issuance As Part of Series. This Note is one of a series of two Notes of the same Series, which Notes have together been issued collectively to replace and supersede those certain Promissory Notes, each dated May 8, 1995, one of which was issued by the Company to the order of Holder in the principal amount of $4,488,506, and the other of which was issued by the Company to Optical Coating Laboratory, Inc. ("OCLI") in the principal amount of $7,032,759.

     2. Parity Between Notes of The Series. The Company, on even date herewith, is executing and delivering the other Note of this Series in favor of OCLI, with identical terms except for the original principal amount and the amount of already accrued interest thereon, and the maximum amount of principal which may be drawn down thereunder (the "Other Note"). The Company shall concurrently make all payments due hereunder and under the Other Note, and a default by the Company in the payment when and as due under the Other Note shall likewise constitute a default hereunder, whether or not the Company has therefore made all payments as and when called for hereunder. Each payment under this Note and under the Other Note shall be in amounts equally proportionate to the respective amounts owed hereunder and thereunder, and if the Holder hereunder receives any payment which, as compared to the payment received by the holder of the Other Note, is disproportionately greater, the amount of the disproportionate excess shall be deemed received in trust by the Holder, for the benefit of the holder of the Other Note, to the extent of the disproportionate share of each payment.

     3. Accrual Rate and Payment of Interest. Interest shall accrue on the declining balance of principal from the date hereof, initially at the rate of 10% per annum, and shall be adjusted effected as of the first day of February, May, August and November each year, beginning February 1, 1996, to equal the prime commercial lending rate, as published in the Wall Street Journal on the last business day proceeding the date of each adjustment, plus 1%. Interest accrued hereunder shall be payable quarterly in arrears, on the first day of February, May, August and November each year, beginning February 1, 1997. Any remaining accrued and unpaid interest shall be due and payable with payment of the balance of outstanding principal.

     4. Draw Downs. The Company shall be entitled to draw down additional amounts from Holder periodically until the Maximum Amount has been reached, provided that (a) each draw down shall be made by written request in the form attached as Exhibit A hereto, on at least five days' prior notice to Holder, unless Holder shall agree to less notice; and (b) each draw down shall be accompanied by a similar draw down, under the Other Note, with each draw down under each Note of this Series to be in an amount proportionate to the then outstanding principal balance owed under such Note as compared with the total then outstanding aggregate principal balance owed under all Notes of this Series.

     5. Acknowledgment of Existing Balance Representing Prior Draw Downs. The Company acknowledges and agrees that the amount of principal set forth on Schedule I hereto shall be deemed to constitute a prior draw down hereunder, which shall continue to accrue interest at the rate specified herein from the date hereof, and that such principal, together with all subsequent draw downs and all presently accrued and hereafter accruing interest shall be repaid in accordance with the terms and conditions of this Note, as if this Note had been executed and in effect at the time when the first draw down had been made.

     6. Nature and Place of Payments. Payments of principal and interest shall be made in lawful money of the United States of America at Holder's address set forth on the signature page hereto or at such other place as Holder shall have designated to the Company in writing.

     7.   Miscellaneous.

          a. Titles And Subtitles. The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note.

          b. Notices. Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or, if mailed to a destination within the United States, three days, and otherwise five days following deposit with the United States Post Office, by registered or certified mail or, for foreign delivery, by first class air mail, postage prepaid and addressed to the party to be notified at the address indicated below in the signature block for such party at the end of this Note, or at such other address as such party may hereafter designate by written notice to the other party, or by sending a copy by telefax, with machine confirmation of transmission, addressed to party at the telefax number indicated below for such party in the signature block for such party at the end of this Note, or at such other telefax number as such party may hereafter designate by written notice to the other party.

          c. Amendments And Waivers. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Holder and the Company.

          d. Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Note, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the successful or prevailing party or parties shall be entitled to recover reasonable attorney fees and other costs incurred in that action or preceding, in addition to any other relief to which it or they may be entitled.



          e. Governing Law. This Note shall be governed by and constructed and enforced in accordance with the laws of the State of California without giving effect to conflicts of law principals.

SICPA HOLDING S.A.                 FLEX PRODUCTS, INC.
2, rue de la Paix                  2793 Northpoint Parkway
1002 Lausanne, Switzerland         Santa Rosa, CA 95407-7397
Telefax No. 41-21-312-6895         Telefax No. (707)525-7725

By____________________             By____________________

Title_________________             Title_________________


                         EXHIBIT A

                NOTICE OF DRAW DOWN EXERCISE


                                  ____________________, 199_


SICPA HOLDING S.A.
2, rue de la Paix
1002 Lausanne, Switzerland

Gentlemen/Ladies:

     The undersigned Company hereby elects to make an additional draw down borrowing under that certain Multiple Advance Promissory Note dated November 29, 1995 (the "Note"), in the amount of $___________________.

     The undersigned agrees that the amount of the draw down shall be added to the unpaid principal balance owed under the Note, and shall be subject to all the terms and provisions of the Note.

                              FLEX PRODUCTS, INC.

                              By__________________________
                              Title_______________________


                         SCHEDULE I

                      PRIOR DRAW DOWNS


Principal                     $________________

Accrued Interest              $________________

               Total          $________________







                          EXHIBIT B - LETTER OF INTENT







                    EXHIBIT C - RECONSTITUTION OF FLEX BOARD




RECONSTITUTION OF FLEX BOARD

As representatives of OCLI:

HERBERT M. DWIGHT, JR.
JOHN MCCULLOUGH
JAMES W. SEESER

As representatives of SICPA:

MAURICE A. AMON
EDUARDO BERUFF







                        EXHIBIT D - AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                             OF FLEX PRODUCTS, INC.



                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               FLEX PRODUCTS, INC.

     MICHAEL B. SULLIVAN and _______________, President and Secretary, respectively, of FLEX PRODUCTS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certify and attest as follows:

     A. The name of the corporation is FLEX PRODUCTS, INC. FLEX PRODUCTS, INC. was originally incorporated in the State of Delaware under the same name, and the original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on December 28, 1988.

     B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     C. This Amended and Restated Certificate of incorporation was duly adopted by the Board of Directors with approval by the stockholders of the corporation by the necessary number of shares as required by statute.

     D. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                       I.
                                      NAME

     The name of the corporation is FLEX PRODUCTS, INC. (the
"corporation").

                                       II.
                               AUTHORIZED BUSINESS

     The nature of the business or purposes to be conduced or promoted by the corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware (the "Delaware Law").

                                      III.
                                  CAPITAL STOCK

     1. This corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock," and referred to herein either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is 1,000 and the number of shares of Preferred Stock is 1,000. The Common Stock and the Preferred Stock shall each have a par value of $0.001.

     2. The Preferred shares may be issued from time to time in one or more series. Except for the Series B Preferred Stock, the rights, privileges and preferences of which are set forth in Section III.3 below, the Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred shares, and the number of shares constituting any such increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     3. Of the Preferred shares, a total of 12 are designated as Series B Preferred Stock, with the specific rights, privileges and preferences as follows:

          a. Voting Rights. Except as otherwise provided in Sections III.3.f and III.3.g below, the holders of Series B Preferred shares shall have no voting rights.

          b.   Redemption.

               i. Mandatory Redemptions. The corporation shall redeem all or such lesser number of its Series B Preferred shares (or fractions thereof), as, whenever and to the full extent that funds become lawfully available therefor (but only to the extent of current and retained earnings determined in accordance with generally accepted accounting principles consistently applied) at a price per share of $150,000 (the "Redemption Price"). The corporation shall not declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of any other class or series of its capital stock until such time as all Series B Preferred shares have been redeemed. If the funds of the corporation legally available for redemption of Series B Preferred Stock at the time of any such redemption are insufficient to redeem the Series B Preferred shares in full, those funds which are legally available shall be used to redeem the maximum number legally possible of shares (or fractions thereof) of Series B Preferred Stock.

          ii.  Determination of Number of Redeemable Shares.   The
number of shares to be set forth in the redemption notice described in
Section III.3.b.iii below to be redeemed from each holder of Series B Preferred Stock in redemptions under this Section III.3.b will be the number of shares determined, as nearly as practicable to the nearest full share, by multiplying the total number of Series B Preferred shares to be redeemed times a fraction, (1) the numerator of which is the total number of outstanding Series B Preferred shares then held by such holder and (2) the denominator of which is the total number of Series B Preferred shares then outstanding.

               iii. Notice of Redemption. Notice of any redemption of Series B Preferred Stock pursuant to this Section III.3.b specifying the time and place of redemption and the redemption price will be mailed by certified or registered mail, return receipt requested, to each holder of record of Series B Preferred Stock at the address of such holder shown on the corporation's records, not more than 60 days nor less than 30 days prior to the date on which such redemption is to be made. If less than all Series B Preferred Stock owned by a holder is then to be redeemed, the notice will also specify the number of shares and the certificate numbers thereof which are to be redeemed. Upon mailing any such notice of redemption, the corporation will become obligated to redeem on the date of redemption specified therein. In case less than all Series B Preferred Stock represented by any certificate are redeemed in any redemption pursuant to this
Section III.3.b, a new certificate will be issued representing the unredeemed Series B Preferred Stock without cost to the holder thereof.

               iv. Method of Redemption. If on, prior to or after any date fixed for redemption of the Series B Preferred Stock, the corporation shall deposit, with any bank or trust company in the State of California, as a trust fund, a sum sufficient to redeem, as of the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to pay, on or after the date fixed for redemption, the redemption price of the shares to their respective holders upon surrender of their share certificates, then from and after the later of the date fixed for redemption or the date of deposit, but not until such date, the shares so called shall be redeemed and dividends shall cease to accrue after the date fixed for redemption. The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefor. If the holders of Series B Preferred shares so called for redemption shall not have claimed, at the end of six months from the date fixed for redemption, any funds so deposited, such bank or trust company shall thereupon pay over to the corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders, and such holders shall look only to the corporation for payment of the redemption price.

          c. Conversion. The Series B Preferred shares shall not be convertible.

          d. Reacquired Shares. Any Series B Preferred shares purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued Preferred shares and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          e. Liquidation, Dissolution, Winding Up or Merger, etc. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of any other class or series of capital stock until all then outstanding Series B Preferred shares shall have been redeemed (the "Series B Liquidation Preference"); provided, however, that the Series B Liquidation Preference may only be paid out of, and only ranks prior to all other classes and series of stock to the extent of current and retained earnings in accordance with generally accepted accounting principles consistently applied.

          f. Ranking. The Series B Preferred Stock shall rank prior to all other series and classes of the corporation's capital stock as to the payment of dividends and the distribution of assets, but only to the extent provided herein, and the corporation may not create any series or class of capital stock ranking prior to or, as to the Series B Liquidation Preference of the preference of the Series B Preferred Stock as to dividends and distributions, on a parity with the Series B Preferred Stock unless the terms of any such series or class shall first be approved by not less than 66 2/3% of the outstanding shares of Series B Preferred Stock, voting separately as a class.

          g. Amendment. The Certificate of Incorporation of the corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of not less than 66 2/3% of the outstanding Series B Preferred shares, voting separately as a class.

          h. Fractional Shares. Series B Preferred Stock may be issued in fractions of a share, which shall entitle the holder thereof, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all of the rights of holders of shares of Series B Preferred Stock.

                                       IV.
                                    DIRECTORS

     The number of directors which will constitute the whole Board of Directors of the corporation shall be specified or determined in the manner provided in the By-Laws of the corporation.

                                       V.
                          STOCKHOLDER MEETINGS; RECORDS

     Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                                       VI.
                                CUMULATIVE VOTING

     At all elections of directors of the corporation, each holder of stock entitled to vote for the election of directors shall be entitled to vote for the election of directors shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

                                      VII.
                            SUPERMAJORITY PROVISIONS

          The consent of holders of at least 67% of the then issued and outstanding Common Stock of the corporation shall be required, either in writing or by vote at a meeting of stockholders called for the purpose, in order to do or effect any of the following:

          i. Amendments to the Restated Certificate of Incorporation, any Certificate of Designations or the By-Laws of the corporation.

          ii. Material changes in or departures from the nature of the corporation's business of manufacturing or selling products made by depositing one or more layers of materials onto flexible substrates by Roll-to-Roll Coating. For this purpose, "Roll-to-Roll Coating" shall mean the serial steps of (1) the unwinding of a flexible substrate from a first roll, (2) the deposition of one or more layers of materials onto the flexible substrate and (3) the winding of the substrate onto a second roll, provided that "Roll-to-Roll Coating" shall not include the deposition of more than one layer of material to an area of the substrate during any period that the substrate is motionless.

          iii. Merger or consolidation, or other corporate reorganization.

          iv. Sale of all or substantially all of the corporation's assets and business.

          v. Redemptions of any of the corporation's capital stock, other than its Series B Preferred shares, and other than from any stockholders holding more than 5% of the corporation's voting capital stock.

          vi. Payment of compensation to the Chief Executive Officer or Chief Financial Officer of the corporation which is materially greater in amount than the range of compensation for persons with comparable job titles, responsibilities and qualifications in companies of comparable size and complexity within the same geographic region.

          vii. Unbudgeted borrowings or assumptions of liabilities in excess of US $1,000,000 in any single transaction or related group of transactions.

          viii. Unbudgeted long-term lease obligations or material capital expenditures, or other material contracts, which obligate the corporation to expenditures of over US $1,000,000 per year, or US
$2,500,000 in the aggregate.

          ix. The licensing or sale of any of the corporation's technology, any joint ventures, or shares research and development projects, for uses involving the manufacture or sale of products made by depositing one or more layers of materials onto flexible substrates by Roll-to-Roll Coating.

          x. The issuance of any shares of the capital stock of the corporation, other than in an underwritten initial public offering registered pursuant to the Securities Act of 1933, as amended, except upon the exercise of stock options granted in accordance with Section VII.xi hereof.

          xi. The adoption of a stock option plan or other program conferring rights to acquire shares of the corporation's capital stock, except for adoption of an employee stock option plan pursuant to which options granted to purchase shares of the corporation's Common Stock shall conform to the following: (a) All options granted under such a permitted plan shall be in an aggregate amount not to exceed 10% of the corporation's outstanding voting stock at the time of grant of the options, may be granted to employees and consultants but not directors of the corporation. (B) All such options shall be exercisable at an exercise price no less than fair market value on the date of grant, and shall permit the option recipient to have the options vest more rapidly than ratably over a four-year period from the date of grant, or in the alternative which permit the option recipient to retain, free from the corporation's right of repurchase, any shares purchased by the recipient upon the exercise of the options except pursuant to a vesting schedule whereby the corporation's right to repurchase such shares shall expire no faster than ratably over a four-year period from the date of grant. (C) All of the option grants shall further provide for a right of first refusal for the corporation to purchase any of the shares offered for sale by the option recipient or, if the corporation should decline, then its stockholders other than the option recipient, each pro rata to its stockholdings, with the right to oversubscribe for any shares not purchased by the other stockholders.

          xii. The adoption of an annual budget, or the adoption of any changes thereto, which anticipate a loss or which call for capital expenditures in excess of the total Operating Cash Flow for the year just concluded and as projected for the current year, and the adoption of any budget which allocates less funds to optically variable pigment research and development for the current year than 3% of the optically variable pigment sales for the preceding year. "Operating Cash Flow" for this purpose shall mean the total of operating earnings, depreciation and amortization.

          xiii. Any declaration of dividends or other stockholder distributions.

          xiv. Any election to dissolve the corporation except where grounds for an involuntary dissolution exist, or where the electing stockholder has first offered its shares to the other stockholders at a price to be negotiated or determined by a neutral appraisal, and the other stockholders have rejected to offer to purchase the electing stockholder's shares.

          xv. The execution of any contract or entering into of any agreement between the corporation and a stockholder or affiliate of a stockholder.

          xvi. The appointment of any successor firm of independent public accountants to service and certify the financial books and statements of the corporation.

                                      VIII.
                                PREEMPTIVE RIGHTS

     Except as provided below in this Article VIII, the corporation shall not offer, issue or sell, or enter into any agreements or commitments pursuant to which it may become obligated to issue, any shares of its Common Stock or any warrants, options or other securities convertible into shares of its capital stock, unless the corporation shall first offer to sell to each of the holders of its Common Stock, on the same terms and conditions and at the same price, all such securities proposed to be offered by the corporation, each pro rata to its proportionate ownership of such stock. Each holder of Common Stock, without right of assignment, shall have the right to purchase up to its pro rata interest of the shares proposed to be offered by the corporation. Such offer shall remain outstanding for at least 30 days following the date of notice. The foregoing preemptive rights shall not apply to the issuance by the corporation of 91) any stock options or stock bonuses to any employees, directors or consultants of the corporation or any stock sold to any employees of the corporation pursuant to an employee stock purchase plan; (2) shares of stock issued pursuant to the exercise of any stock options granted to employees, directors or consultants of the corporation; or
(3) any shares of Common Stock of the corporation which are offered and issued in an underwritten initial public offering and registered pursuant to the Securities Act of 1933, as amended.

                                       IX.
                      LIMITATION OF LIABILITY OF DIRECTORS

     A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of Delaware Law cannot be eliminated. Any repeal or amendment of the provisions of this Article IX shall not adversely affect any right or protection of any director in respect of any act or omission occurring prior to the time of such repeal or amendment.

                                       X.
                                 INDEMNIFICATION

     The Corporation is authorized to provide indemnification to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, to any and all persons whom it shall have power to indemnify under said section, and to advance expenses, as is provided in such section, including reasonable attorney's fees, of any and all such persons, through by-law provisions, by agreement or otherwise.

     IN WITNESS WHEREOF, this Restated Certificate of incorporation has been signed under the seal of the corporation on April ___, 1995.



                              _______________________________
                              MICHAEL B. SULLIVAN, President


[Seal]

ATTEST:



________________________________
_____________________, Secretary












              EXHIBIT E - PUT AND CALL, RIGHT OF FIRST REFUSAL AND
                                CO-SALE AGREEMENT



 PUT AND CALL, RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

     AGREEMENT made as of May 8, 1995, by and between OPTICAL COATING LABORATORY, INC., a Delaware corporation ("OCLI"), and SICPA HOLDING S.A. ("SICPA"). OCLI and SICPA are from time to time hereafter referred to as a "Shareholder" or together as the "Shareholders".

                      R E C I T A L S

    A. OCLI and SICPA are the sole stockholders of FLEX PRODUCTS, INC., a Delaware corporation ("FLEX").

    B. OCLI and SICPA desire to provide for certain put and call rights, rights of first refusal and co-sale rights with regard to their shares of the capital stock of FLEX.

                     A-G-R-E-E-M-E-N-T

    NOW, THEREFORE, the parties hereto, in consideration of the covenants and undertakings herein, hereby agree as follows:

         1. Shares. For purposes of this Agreement, the term "Shares" shall mean (a) all of the shares of any class of capital stock of FLEX including, without limitation, shares which may be issued by reason of stock splits, reverse stock splits, stock dividends or other recapitalizations of FLEX, (b) all options, warrants and other rights of any kind to purchase any class of such capital stock, and (c) all securities convertible into or exchangeable for any of the securities described in clause (a) or clause (b), now owned or hereafter acquired by a Shareholder.

         2.   Restrictions On Transfer.

              a. For purpose of this Agreement, the term "Transfer" shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Shares.

              b. Subject to the provisions of Sections 4 and 5 below, no Shareholder may Transfer any of the Shares without complying with the terms of this Agreement. Any attempted Transfer in violation of this Agreement shall be void and of no force or effect and shall not be honored by FLEX.

         3.   Excluded Transfers.   Either Shareholder may Transfer
all or any portion of its Shares without compliance with Sections 4 and 5 below to any Affiliate, as defined below (a "Permitted Transferee"); provided, however, that this Agreement shall be binding upon all such Permitted Transferees with respect to all Shares Transferred to them, in the same manner as if such Transferred Shares had been retained by the transferor Shareholder. Each such Transfer shall be void unless the Permitted Transferee first becomes a party to this Agreement in writing. For the purposes of this Agreement, an "Affiliate" shall mean and include any company, partnership or business venture which either directly or indirectly controls, is controlled by, or is under common control with SICPA or OCLI, as the case may be. Control shall mean ownership, directly or indirectly, or more than 50% of a stock or partnership interest having the right to vote at meetings of shareholders or partners.

         4. Right Of First Refusal. The provisions of this Section 4 shall apply in the event one or more Shareholders desire to sell, and has or have received a bona fide offer in writing from a third party to buy its or their Shares (the "Bonafide Offer"). Notwithstanding the foregoing, this Section 4 shall not apply to any sale permitted within the excluded transfers described in Section 3 above.

              a. In the event a Selling Shareholder receives a Bonafide Offer as to which the terms of this section apply, the Selling Shareholder, at least 30 days prior to the proposed date of sale, shall first notify the other Shareholder of the proposed sale. The notice from the Selling Shareholder to the other Shareholder shall contain each and every material term of the proposed sale including, without limitation, a copy of the written offer received, the name and address of the prospective purchaser, the purchase price and terms of payment, the date and place of the proposed sale, and the number of Shares to be sold by the Selling Shareholder.

              b. Within 30 days after its receipt of such notice, the other Shareholder, if it wishes to purchase any of such Shares, shall notify the Selling Shareholder of its desire to purchase such shares, on the same cash equivalent terms as those on which the Selling Shareholder proposes to sell its shares to the prospective purchaser.

              c. The other Shareholder, if it elects to purchase such Shares from the Selling Shareholder, shall be required to pay for the Shares being purchased by it on the same cash equivalent terms as proposed by the would-be purchaser in the bona fide offer. The closing of such purchase shall take place upon the later of (i) 30 days following the date when the other Shareholder receives the notice from the Selling Shareholder and (ii) on the date of sale set forth in the Bonafide Offer.

              d. In no event shall the preceding provisions of this section apply unless all of the Shares which the Selling Shareholder proposes to sell are purchased by the other Shareholder.

         5.   Co-Sale Right.

              a. In the event that the other Shareholder, within the same 30-day period as referenced in the preceding Section 4, and instead of electing to purchase the Shares of the Selling Shareholder, shall notify the Selling Shareholder of its desire to sell its Shares, the Selling Shareholder shall not proceed with the sale of its Shares to the prospective purchaser unless a pro rata portion of the Shares of the other Shareholder are purchased at the same time and on the same terms and conditions by the prospective purchaser or its assigns.

              b. If the other Shareholder fails to exercise in full its first refusal rights within the purchase period set forth above, and the other Shareholder further does not exercise its co-sale rights in full with respect to the proposed transferee upon the terms and conditions of such proposed transferee's purchase of the Shares, then the Selling Shareholder shall be entitled to sell to the proposed transferee, for a period of 60 calendar days from the date of the Bonafide Offer, pursuant to the terms of such notice, up to that number of Shares which equals the sum of (i) the number of Shares as to which the co-sale rights are not exercised by the other Shareholder and (ii) the total number of shares offered to be purchased under the Bonafide Offer.

              c. The proposed transferee shall purchase all such shares from both Shareholders simultaneously if the other Shareholder exercises its co-sale rights.

              d. The number of shares which the Selling Shareholder may Transfer under this section shall be proportionately reduced to the extent that (i) the other Shareholder exercises its co-sale rights and (ii) the proposed transferee fails to purchase those Shares which the other Shareholder is entitled to sell to such proposed transferee pursuant to its co-sale rights.

              e.   The Selling Shareholder shall not thereafter
Transfer any Shares without again first offering such Shares to the other Shareholder in the manner provided in Section 4 and above in this Section 5.

         6.   Put And Call Options.   SICPA and OCLI agree that on the
third anniversary of the Closing, or at any time thereafter and prior to the earlier of an initial public offering of shares of its capital stock by FLEX or the eighth anniversary of the Closing, the following put and call options shall apply:

              a. SICPA shall be entitled to exercise, at its election, a call option (the "Call") to purchase all of OCLI's Shares. In the event that SICPA elects to exercise the Call, SICPA shall send written notice of its election to OCLI (the "Call Notice") containing an estimate of the Call Price (as defined below). Unless OCLI and SICPA agree to an earlier date, as of the last day of the fifth calendar month immediately following the month in which the Call Notice is sent (the "Call Date"), OCLI shall sell its Shares, free and clear of all liens, to SICPA for a price (the "Call Price") equal to the Base Price (as defined below) plus (i) 2.0 times the amount by which FLEX's Net Sales, as defined below, for the 12 calendar months immediately preceding the month in which the Call Notice was sent to OCLI exceeds FLEX's Net Sales for fiscal year 1994, (ii) times 60%.

              b. If SICPA exercises its Call, for a period of two years from the Call Date, SICPA shall not sell any of its Shares, and shall not authorize FLEX to sell any Common Stock, at a price in excess of the Call Price without first offering to sell to OCLI an amount of Common Stock equal to the Shares purchased from OCLI at the Call Price, which offer shall remain open for a period of 30 days and may be accepted by OCLI in whole or in part.

              c. OCLI shall be entitled to exercise, at its election, a put option (the "Put") to sell all of OCLI's Shares. In the event that OCLI elects to exercise the Put, OCLI shall send written notice of its election to SICPA (the "Put Notice") containing an estimate of the Put Price (as defined below). Unless OCLI and SICPA agree to an earlier date, as of the last day of the fifth calendar month immediately following the month in which the Put Notice is sent (the "Put Date"), OCLI shall sell its Shares, free and clear of all liens, to SICPA for a price (the "Put Price") equal to 80% of the Base Price plus (i) 1.5 (the "Put Multiplier") times the amount by which FLEX's Net Sales, as defined below, for the 12 calendar months immediately preceding the month in which the Put Notice was sent to SICPA exceeds or, so long as SICPA is not in default under the License and Supply Agreement by and between FLEX and SICPA dated as of December 2, 1994, falls below FLEX's Net Sales for fiscal year 1994,
(ii) times 60%. If, in the 12 calendar months immediately preceding the month in which the Put Notice was sent to SICPA, (i) FLEX's pre-tax income is zero or a loss and (ii) SICPA has purchased at least the mean between the minimum and maximum Purchase Requirements set forth in the Section 5.1 of the License and Supply Agreement then the Put Multiplier shall be 1. For purposes of this provision, "purchase" shall be as defined in Section 5.1 of the License and Supply Agreement, and "pre-tax profits" shall be defined as the profits of FLEX in United States currency as determined in accordance with U.S. GAAP before taxes based on income.

              d. For purposes of this Section 6, (i) "Net Sales" shall be as determined by FLEX's accountants in accordance with United States generally accepted accounting principles applied on a basis consistent with FLEX's prior quarterly and annual financial statements; and (ii) "Base Price" shall equal $25 million. If, at the time when the Put Option or Call Option provided under this Section 6 is exercised, OCLI owns more or less than 60% of the issued and outstanding Common Stock of FLEX, then the Put Price or Call Price shall be appropriately and equitably adjusted to reflect that the Put Option or Call Option is being exercised for a quantity of FLEX's outstanding Common Stock which is more or less than 60% of the total number of such shares then outstanding.

              e. In addition to the Put Price or the Call Price, as the case may be, upon any exercise of the Put or the Call, SICPA shall also buy OCLI's portion of any Note for working capital loans outstanding on the Put Date or the Call Date. The purchase price for such Note portion shall equal the outstanding balance of unpaid principal and accrued but unpaid interest due thereon as of the Put Date or the Call Date, as applicable.

         7. Legend. Each of the Shareholders agrees to cause all certificates representing Shares now owned or hereafter acquired by it, and all options, warrants and stock purchase agreements representing its right to acquire or purchase Shares, to be imprinted with the following endorsement:

               THE SHARES REPRESENTED BY THIS CERTIFICATE [OR
          PURCHASABLE PURSUANT TO THIS DOCUMENT] ARE SUBJECT TO AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH A CERTAIN RIGHT OF PUT AND CALL, RIGHT OF FIRST REFUSAL AND CO-SALE
          AGREEMENT EXECUTED BY AND AMONG THE ISSUE AND CERTAIN OTHER SHAREHOLDERS OF THE ISSUER COMPANY.

Each of the Shareholders agrees to provide photocopies of its share certificate evidencing its ownership of all Shares, or other applicable document, and reflecting that the above legend has been imprinted thereon, to the other Shareholder within 30 days following the execution of this Agreement.

          8. Term. This Agreement shall automatically terminate upon the earliest of (a) the effective date of a merger of FLEX with and into another corporation where FLEX is not the survivor and the Shareholders of FLEX do not control the surviving entity after the merger; (b) upon the effective date of the first underwritten public offering of securities of FLEX; or (c) the sale of substantially all of the assets of FLEX and the election thereafter to dissolve and liquidate FLEX. Except for the provisions of Section 6.b, this Agreement shall also automatically terminate as of the date when either Shareholder and its Permitted Transferees shall no longer own any Shares.

          9.   Notices.   Any notice, payment, report or any other
communication required or permitted to be given by one party to the other party by this Agreement shall be in writing and either
(a) served personally on the other party, (b) sent by express, registered or certified first-class mail, postage prepaid, addressed to the other party at its address as indicated below, or to such other address as the addressee shall have theretofore furnished to the other party by proper notice, (c) delivered by commercial courier to the other party, or (d) sent by telefax to the other party at its telefax number indicated below or to such other telefax number as the party shall have theretofore furnished to the other party by proper notice, with machine confirmation of transmission. Notice shall be deemed given upon actual physical delivery of upon the receipt of telefax, or on the fifth day following the deposit in the mails as contemplated above:

          If to OCLI:

          Optical Coating Laboratory, Inc.
          2789 Northpoint Parkway
          Santa Rosa, California 95407-7397
          United States of America
          Attention: Herbert M. Dwight, Jr.
                     Joseph C. Zils, Esq.
          Telefax No. (707)525-7410

          Copy to:

          John V. Erickson
          Collette & Erickson
          555 California Street, Suite 4350
          San Francisco, California 94104-1791
          United States of America
          Telefax No. (415)788-6929

          If to SICPA:

          Maurice A. Amon
          SICPA Holding S.A.
          2, rue de la Paix
          1002 Lausanne, Switzerland
          Telefax No. 41-21-312-6895

          Copy to:

          William E. Horwich
          Proskauer Rose Goetz & Mendelsohn
          555 California Street, Suite 4604
          San Francisco, CA 94104-1791
          United States of America
          Telefax No. (415)956-2324

          10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11. Enforcement. In addition to all other remedies available at law or in equity, the parties agree that this Agreement shall be enforceable by injunction, including specific performance.

          12. Intended Scope Of Coverage. The words "sale," "sell," "transfer" and the like shall include any disposition by way of transfer with or without consideration, to any persons for any purpose and include without limitation public or private offerings, exchanges, mergers, consolidations, reorganizations, redemptions or any other transactions affecting the Shares held by the Shareholders or either of them.

          13. Attorneys' Fees. In the event a party breaches this Agreement, the breaching party shall pay all costs and attorneys' fees incurred by the other party in connection with such breach, whether or not any litigation is commenced.

          14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

          15. Prohibition Upon Assignment This agreement is personal among the parties hereto, each of which is relying upon the identity and specific capabilities of the other party, and the rights or obligations of any party herein may only be assigned by it as elsewhere expressly provided herein or with the consent of the other party except that SICPA may assign its rights and obligations hereunder to any of its affiliates so long as SICPA remains liable for its obligations hereunder. Any attempted assignment in violation of these provisions shall be null and void, and of no force or effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SICPA HOLDING S.A.            OPTICAL COATING
                              LABORATORY, INC.

By   /s/Eduardo Beruff        By   /s/Herbert M. Dwight, Jr.
  EDUARDO BERUFF                HERBERT M. DWIGHT, JR.
  Authorized Signature          President



By   /s/William E. Horwich
  WILLIAM E. HORWICH
  Authorized Signature








                    EXHIBIT F - LICENSE AND SUPPLY AGREEMENT



             _________________________________

                LICENSE AND SUPPLY AGREEMENT

                        by and among

                    FLEX PRODUCTS, INC.

                            and

                     SICPA HOLDING S.A.

             _________________________________


                      December 2, 1994



                LICENSE AND SUPPLY AGREEMENT



      AGREEMENT dated December 2, 1994, by and among Flex Products,

Inc., a Delaware corporation ("Flex") and SICPA HOLDING S.A., a Swiss corporation ("SICPA").

                    W I T N E S S E T H:

      WHEREAS, Flex and SICPA are currently parties to an agreement dated as of July l, 1993, providing for the purchase and sale of optically variable pigment ("OVP") (the "1993 Agreement"), and the

1993 Agreement will expire on June 30, 1998;

      WHEREAS, Flex and SICPA wish to replace the 1993 Agreement with this Agreement and to continue to work together for their mutual benefit by further developing the business of supplying optically variable ink ("OVI") utilizing OVP as an anti-counterfeiting component of the world's currency and other value-documents;

      WHEREAS, the parties have entered into a Joint Venture Agreement dated July 1, 1993 and a Memorandum of Alliance dated March 9, 1993 for the purpose of coordinating their respective efforts to improve and enhance the existing technologies for the utilization of OVP and

OVI;

      WHEREAS, pursuant to said agreements, Flex has developed

valuable proprietary information and technical know-how as generally described on Exhibit G (the "Know-how") which have value in the manufacture, use and sale of OVP and OVI, which are not generally known to others, and have been maintained as trade secrets by Flex;

      WHEREAS, the parties wish to continue their joint development efforts pursuant to said agreements;

      WHEREAS, the OVP and OVI are covered by one or more of the patents listed on Exhibit H (the "Patents");

      WHEREAS, the parties wish to enter into an exclusive license agreement, to provide for the supply by Flex to SICPA of OVP and continue their joint development efforts all of which is considered to be necessary for a technically satisfactory exploitation of the

Patents with respect to the making, using and selling of OVI.

      NOW, THEREFORE, in consideration of the mutual agreements

hereinafter set forth, the parties hereby agree as follows:

      1.     Patent and Know-how License.

      1.1    Patent License.

      1.1.1  Patent License.

           1.1.1(a)  Grant of Exclusive Patent License.  Flex hereby

grants to SICPA, for the Term (as such term is defined in Section 13 below), an exclusive worldwide and nontransferable right and license under the Patents to use the products set forth in Exhibit A (the

"Exclusive Products") to make, use and sell OVI and to use OVP to make, use and sell OVI in the fields of use set forth in Exhibit D

(the "Fields").  The term "Patents" as used in this Agreement shall consist of those Flex patents which are specifically listed in Exhibit

H, and any foreign counterparts thereof, and any additions, extensions or reissues thereof.  The term "Patents" as used in this Agreement shall include improvements that (a) cover the Fields or (b) relate to the Exclusive Products.  The term "Patents" as used in this Agreement shall also include patents on continuations, continuations-in-part,

and divisionals of the Patents listed in Exhibit H that (a) cover the

Fields or (b) relate to the Exclusive Products.  The term "Patents" as used in this Agreement shall also include any patents which may issue in the future that (a) cover the Fields or (b) relate to the Exclusive

Products.  It is expressly understood and agreed that patent rights regarding the manufacture of OVP are excluded from this License and

Supply Agreement.

           1.1.1(b)  Memorandum of Alliance and Joint Venture

Agreement.  The parties agree to establish a committee (the

"Committee") which shall meet at least twice yearly to implement all of the provisions of the Memorandum of Alliance and Joint Venture

Agreement, copies of which are attached hereto and made a part hereof as Exhibits I and J, respectively.  The agenda for such meetings shall include, but not be limited to, a review of intellectual property positions and strategies and long-term supply and demand issues.  The parties agree that, notwithstanding the existing terms of the

Memorandum of Alliance and the Joint Venture Agreement to the

contrary, the Memorandum of Alliance and the Joint Venture Agreement

shall remain in effect during the Term of this Agreement,and the parties shall execute such amendments thereto which may be proper to extend the length of the respective terms of the Memorandum of

Alliance and the Joint Venture Agreement to conform to length of the

Term (as such term is defined in Section 13 below).

      1.1.2  Grant of Nonexclusive Patent License.  Flex hereby grants to SICPA, for the Term (as such term is defined in Section 13 below),

a nonexclusive worldwide and nontransferable right and license under the Patents to use OVP to make, use and sell OVI in all fields of use other than those listed on Exhibit D.

      1.2.1  Grant of Exclusive Knowhow License.  Flex hereby grants to SICPA, for the Term (as such term is defined in Section 13 below),

an exclusive worldwide and nontransferable right and license to use the Knowhow to use the Exclusive Products to make, use and sell OVI and to use OVP to make, use and sell OVI in the Fields.  It is expressly understood and agreed that knowhow relating to the manufacture of OVP is excluded from the Knowhow and from this License and Supply Agreement.

      1.2.2  Grant of Nonexclusive Knowhow License.  Flex hereby grants to SICPA, for the Term (as such term is defined in Section 13 below), a nonexclusive worldwide and nontransferable right and license to use the Knowhow to use OVP to make, use and sell OVI in all fields other than those listed on Exhibit D.

      1.3  Consideration.  No royalties shall be payable by SICPA to

Flex for the licenses granted hereunder.  The sole consideration for the grant of licenses shall be the obligation of SICPA to purchase OVP exclusively from Flex as set forth in this Agreement and the performance of the other obligations of SICPA contained herein.

      1.4. Claims of Infringement.  If at any time after the date hereof SICPA or Flex shall become aware of any suspected or actual infringement by a third party of any of the Patents, or of any alleged infringement or misappropriation of the intellectual property rights of others by SICPA's or Flex's use of the Patents, SICPA or Flex, as

the case may be, shall promptly notify the other thereof.

      1.5. Defense.  1.5(a)  In the event that a third party is

infringing any of the Patents, or is alleging infringement or misappropriation of its intellectual property rights by SICPA's or

Flex's use of any of the Patents, and the position taken by such third party materially and adversely affects the rights and obligations of both parties under this Agreement, then Flex shall initiate and prosecute legal proceedings against, or take other appropriate action with respect to, such third party for the purpose of terminating such infringement or establishing that no such infringement or

misappropriation exists.  The costs and expenses of such legal proceedings or other appropriate action shall be paid by Flex.

           1.5(b)  For the purposes of this Section, each party shall give the other, via the Committee as established pursuant to Section

1.1.1(b) above, at least twenty-four hours advance notice of any proposed correspondence intended to be delivered to a third party in relation to any claim or suspected claim (the "Claim") relating to (i)

the infringement, misappropriation, or invalidity, either real or alleged, of one or more of the Patents or the Knowhow as they relate to the OVP and OVI in the Exclusive Products and Fields, (ii) the use

or suspected use of OVP by a third party in violation of SICPA's rights under this Agreement, or (iii) the alleged use of OVP by SICPA and/or Flex in violation of the rights of a third party.  Each party shall give the other forty-eight hours advance notice of any proposed legal action intended to be taken by such party in relation to a

Claim.  In addition, each party shall, within twenty-four hours of receipt thereof, give the other party copies of any correspondence received from any third party in relation to a Claim.  The term

"correspondence" as used in this Section shall include communications,

letters, reports, memoranda, statements, notes, facsimiles, telegrams,

lawsuits, notices, and all other written documents.

      1.6  Limitation of Licenses.  Except as expressly set forth herein, no license is granted, and no act or acts hereunder shall be construed to create any licenses, expressly or by implication,

estoppel or otherwise, except the licenses herein expressly granted.

      2.   Obligation of Purchase and Sale.  As a condition to and as consideration for the licenses granted herein, during the Term (as such term is defined in Section 13 below), subject to the terms and conditions set forth below, (a) SICPA shall purchase exclusively from

Flex all OVP required by SICPA for use in the production of any and all OVI to be marketed by SICPA and any of the SICPA Companies (as such term is defined below) anywhere in the world, and (b) Flex shall sell (i) exclusively to SICPA the Exclusive Products; (ii) exclusively to SICPA OVP to use in the manufacture of OVI for use in the Fields;

and (iii) nonexclusively to SICPA OVP other than the Exclusive

Products that may be used to make OVI for use other than in the

Fields.  If Flex desires to sell any ink product that does not use an

Exclusive Product, under its own name or otherwise, it shall contract with SICPA for the production of such ink product unless the terms which SICPA is willing to provide are materially inferior to those which Flex is able to obtain from another ink manufacturer.  Flex shall be free to supply OVP other than the Exclusive Products to third parties for all uses outside of the Fields.  In order to protect the

OVI manufactured and sold by SICPA as an anticounterfeiting device, in no event shall Flex sell OVP which meets the specifications of the

Exclusive Products to any person other than SICPA for any purpose.  In addition, Flex agrees to cooperate with SICPA and SICPA's customers,

and to use its reasonable best efforts, to investigate any instances which come to its attention where it is reasonably believed that OVP or OVI from any source other than SICPA  has or will threaten the ability of SICPA's OVI to act as an effective anticounterfeiting device, and to take such reasonable actions to minimize or eliminate the threat consistent with Flex's rights and obligations under this

Agreement and Flex's contractual obligations to others.  Flex will include in its contracts with others for the sale of OVP provisions that (i) restrict such customers from making, using and selling OVI in the Fields to the extent allowed by applicable law, and (ii) grant

Flex or its designee the right to audit such customers in the event of a suspected or actual leakage of OVP or the suspected or actual use of

OVP in a manner that violates the rights granted to SICPA herein.

(For purposes of this Agreement, the term "SICPA Companies" shall mean any person or entity controlled by, controlling, or under common control with SICPA.  The term "control" of any person or entity means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity,

whether through the ownership of voting securities or by contract or otherwise.)

      3.  Changes to Price and Quantity.  During the period from

March 1, 1999 through June 30, 1999 and the period March 1, 2004 through June 30, 2004, the parties shall discuss what the price and quantity terms of this Agreement shall be for the period 2000 through

2004 and 2005 through 2009 respectively.  In the event that the parties cannot agree to any other provisions, the price for OVP shall be the price set forth in Section 4, as adjusted by Section 5.6, the minimum and maximum quantities for the period 2000 through 2004 shall be the same as for the year 1999, and the minimum and maximum quantities for the period 2005 through 2009 shall be the same as for the year 2004.

      4.   Price.

      4.1  Base Price.  SICPA shall pay a Base Price of US$4,850 per kilogram for all OVP purchased pursuant to this Agreement, subject to

Sections 4.2 and 5.6 below.

      4.2  Base Price Adjustments.  The price specified in Section 4.1 above is a base price which shall be subject to an annual adjustment,

starting in 1995, as set forth in this Section 4.2.  The adjustment shall be calculated in accordance with the percentage increase in

"Average Hourly Earnings" shown in the Establishment Data Index entitled, "Average Hours and Earnings of Production Workers on

Manufacturing Payroll in States and Selected Areas," (currently designated Index C-8) for the area specified as Santa Rosa-Petaluma,

California (not seasonally adjusted), as it appears in the periodical

Employment and Earnings, published by the U.S. Department of Labor,

Bureau of Labor Statistics (the "Index"), using December 1993 as the base period (the "Base Period") for computing any required price adjustments.  The base price shall be adjusted as of December 31 of each year based on the percentage increase in the Index calculated by comparing the Index for December 1993 and the latest version of the

Index published as of December 31 of each such adjustment year.  If the Index is not published in any of the three months preceding a

December 31 adjustment, then the parties shall agree on a substitute index that best approximates the Index.  (For reference purposes only,

a copy of the current version of the Index is attached hereto as

Exhibit B.)  No such annual adjustment shall be made unless and until the Index increase over the Base Period or any subsequent annual adjustment exceeds on a cumulative basis 3%, at which time all increases over the Base period or any subsequent annual adjustment shall be included.  (E.g., assuming an Index increase of 2.8% as of

December 1994, increasing to 5% as of December 1995 on a cumulative basis, the annual adjustment starting in 1996 would be 5%; no further adjustment would be made until the Index increase over the December

1995 Index exceeded 3%.)  In addition, in the event that the cost of any materials used by Flex for the manufacture of OVP increases during the term of this Agreement by more than 20% over the current price for such material (i.e., the price at the date of this Agreement) adjusted for changes by the reduction of any increase in the Index over the

Base Period Index, Flex shall thereafter be allowed to pass through to

SICPA the entire amount of such adjusted increase as it may change from time to time (not just the amount in excess of 20%) subject to

SICPA's right to retain the services of an independent auditor who shall have the right to audit Flex's books of account for the sole purpose of verifying the accuracy of the increase.  In addition, any materials used by Flex which result in the increase shall be purchased at or below fair market value.

      4.3  Price Adjustment.  The base price per kilogram set forth in

Section 4.1 as adjusted pursuant to Sections 4.2 and 5.6 shall be reduced by 5% for each 500 kilograms purchased per year over 2,500 kilograms as set forth below:

      Purchases per Year            Base Price/Kg (before

increases pursuant to
                                    Sections 4.2 and 5.6)

      First - 2,500 kg                   US$4,850

      2,501 - 3,000 kg                   US$4,608

      3,001 - 3,500 kg                   US$4,377

      3,501 - 4,000 kg                   US$4,158

      4,001+ kg                          US$3,950

      5.   Minimum Purchase Requirements.

      5.1  Minimum Annual Purchases.

           5.1(a) Minimum Purchases Necessary to Maintain Exclusive

License.  The parties agree that SICPA shall purchase from Flex minimum annual amounts of OVP set forth below:

      Year                Minimum             Maximum

      1995                4,000 kg            5,000 kg

      1996                5,500 kg            6,000 kg

      1997                6,000 kg            7,500 kg

      1998                7,000 kg            8,000 kg

      1999                7,500 kg            8,500 kg

Flex may, but shall not be obligated to, supply OVP in annual quantities above the annual maximum quantities set forth above.  The annual maximum quantities set forth above shall not constitute a limitation on SICPA's obligation to purchase OVP from Flex.  For each year after 1999, the minimum and maximum quantities shall be determined pursuant to Section 3.  (For purposes of this Agreement,

each 12-month period from January 1 through December 31 during the

Term shall be designated as a "Purchase Period.")  If SICPA fails to make the minimum purchase of OVP required in any Purchase Period, Flex shall have the following options exercisable after 30 days written notice:  (i) Flex may waive the breach; (ii)  Flex may terminate the exclusive license granted in Section 1.1;  (iii) Flex may hold SICPA liable to Flex for any damages arising from such breach (subject to the provisions of Section 8 below); (iv) Flex may be relieved of the obligation under Section 2 above to supply OVP to SICPA for use with respect to the Exclusive Products on an exclusive basis in which case it shall continue to satisfy all of SICPA's requirements for OVP on a nonexclusive basis during the Term, and SICPA shall continue to purchase all of its requirements of OVP from Flex for the Term; or

(v) Flex may exercise its right of cancellation as provided in paragraph 15.1 below.  For purposes of this Section 5 and Sections 3 and 14, a "purchase" shall be deemed to have occurred during the

Purchase Period or portion thereof during which OVP that is ordered is to be delivered after SICPA delivers to Flex an irrevocable order for

OVP for delivery, provided that SICPA thereafter makes timely payment therefor in accordance with Section 6 below.

           5.1(b)  SICPA Call on Flex Excess Capacity.  The parties

agree to meet no later than December 1st in each year during the Term,

and at such meeting:

                (i)  Flex shall advise SICPA of Flex's excess capacity

for the production of OVP, including the maintenance of any inventory reserve required by Section 11, for the calendar year immediately following the then-current year which Flex has not committed to other uses; and

                (ii) SICPA shall have the right, exercisable no later

than December 15, to increase the minimum and maximum quantities set out in Section 5.1(a) above by an amount not to exceed the amount of such excess capacity available in Section 5.1(b)(i) above.

      5.2  Minimum Quarterly Purchases.  SICPA shall purchase at least

25% of the minimum annual purchase requirement of OVP per calendar quarter.

      5.3  Production Releases.  SICPA shall provide Flex with written releases for production of the amount of OVP on or before the first-day of each quarter to cover the quarter following the current

quarter.   For example, the release for the third quarter of 1995

shall be given on or before April 1, 1995.  Each such release shall serve as authorization for commencement of production of the released product and shall be an irrevocable order for the OVP specified in the release.  Color specifications and requested delivery dates shall be provided throughout the quarter.  A minimum of 5 kilograms shall be required for each color included in the release.

      5.4  Forecasts.  Also on or before the first day of each

quarter, SICPA shall supply Flex with its forecast for the two quarters following the quarter for which the release is being provided.  For example, on or before April 1, 1995, SICPA shall provide the release for the quarter ending September 30, 1995, and its forecast for the quarters ending December 31, 1995, and March 31,

1996.  The forecasts shall constitute SICPA's good faith best estimate of its requirements under this Agreement in order to assist Flex in planning.  The forecasts shall not be binding on the parties and Flex is not authorized to commence production based on forecasts.

      5.5  Shipments.  Flex shall not be obligated to produce and/or ship in excess of 25% of the maximum annual purchase amount in any calendar quarter without its prior written consent Flex will attempt,

consistent with other commitments and available resources, to supply greater amounts requested by SICPA to support the market.

      5.6  Product Specification.  The product specifications

regarding brightness, durability, color and particle size for all OVP purchased pursuant to this Agreement shall be as set forth in

Exhibit A to this Agreement.  The prices specified in this Agreement apply to Flex's current product design, materials and colors, as set forth in Exhibit A attached hereto.  The parties acknowledge that any change in the product specification, quantities and/or delivery schedule shall be the subject of renegotiation, and shall require the mutual agreement of the parties with respect to any change in terms and price.

      6.   Terms and Conditions of Orders.  Sections 1, 2, 3, 4, 5, 6,

7, 8a, 11 (except the last sentence), 13 and 14 of Flex's Standard

Terms and Conditions of Sale, a copy of which is attached hereto as

Exhibit C, shall apply to this Agreement. Payment terms shall be net

30 days from the date of Flex's invoice.  Acceptance of OVP supplied under this Agreement for conformity with the shipping documents shall occur within 30 days after delivery to SICPA.  In the event that SICPA fails to make payment within such 30-day period or as long as such payment remains unpaid, Flex may in addition to any other remedies available to it, at its option, (i) make immediately due and payable any subsequent invoices delivered by it to SICPA; (ii) suspend all deliveries; or (iii) require that SICPA pay Flex's finance charge at the maximum rate permissible by law not to exceed 1% per month on the unpaid balance of SICPA's account from date of Flex's invoice.

      7.   Warranty.  Flex warrants for a period of 180 days from the date of shipment that all OVP supplied by it shall be free from defects in material and workmanship and shall conform to all specifications and other applicable provisions of this Agreement or such other specifications and provisions as are otherwise requested by

SICPA and agreed to in writing by Flex.  Should any failure to conform to this warranty appear within 180 days of shipment of OVP, then upon notification thereof and confirmation that the OVP has been shipped,

stored and maintained in accordance with the guidelines annexed hereto as Exhibit A, and upon return of such OVP, Flex will, at Flex's option, either (i) replace the nonconforming OVP within 15 days after return thereof, or (ii) in lieu of such replacement refund any payment made by SICPA for the nonconforming OVP and reimburse SICPA for any delivery costs directly incurred by SICPA with respect to such OVP.

THIS WARRANTY DOES NOT COVER DAMAGE OR DEFECTS CAUSED BY SICPA'S

PRODUCTION CYCLE.

      THIS WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ANY IMPLIED

WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER

WARRANTY OF QUALITY, WHETHER EXPRESSED OR IMPLIED, EXCEPT FOR WARRANTY

OF TITLE AND WARRANTY AGAINST PATENT INFRINGEMENT.

      8.   LIMITATION OF LIABILITY.  SUBJECT TO LIQUIDATED DAMAGES

PROVISIONS OF SECTION 14, AND EXCEPT FOR DAMAGES PAYABLE UNDER THE

INDEMNITY PROVISIONS OF SECTION 16 AND THE CONFIDENTIALITY PROVISIONS

OF SECTION 12, NEITHER FLEX ON THE ONE HAND NOR SICPA ON THE OTHER

HAND SHALL BE LIABLE TO THE OTHER, UNDER ANY CIRCUMSTANCES, FOR

SPECIAL OR CONSEQUENTIAL DAMAGES SUCH AS, BUT NOT LIMITED TO, DAMAGE

OR LOSS OF OTHER PROPERTY OR EQUIPMENT, LOSS OF PROFITS OR REVENUE,

COST OF CAPITAL, OR COST OF PURCHASED OR REPLACEMENT GOODS.  THE

REMEDIES OF THE PARTIES SET FORTH HEREIN ARE EXCLUSIVE, AND THE

LIABILITY OF EACH PARTY WITH RESPECT TO ANY CONTRACT, OR ANYTHING DONE

IN CONNECTION THEREWITH SUCH AS THE PERFORMANCE OR BREACH THEREOF, OR

FROM THE MANUFACTURE, SALE, DELIVERY, RESALE OR USE OF ANY OVP

FURNISHED UNDER THIS AGREEMENT, WHETHER ARISING OUT OF CONTRACT, NEGLI

GENCE, STRICT TORT OR ANY WARRANTY OR OTHERWISE, SHALL NOT, EXCEPT AS

EXPRESSLY PROVIDED HEREIN, EXCEED THE PRICE OF THE OVP UPON WHICH SUCH

LIABILITY IS BASED IN THE CASE OF FLEX OR THE DAMAGES DETERMINED UNDER

AND PURSUANT TO SECTION 14 IN THE CASE OF SICPA.  ANY LIMITATION ON

LIABILITY HEREUNDER SHALL NOT LIMIT THE LIABILITY OF EITHER PARTY FOR

BREACH OF SECTION 2 OR 12, NOR SHALL IT LIMIT THE LIABILITY OF SICPA

UNDER SECTION 16.

      9.   Cure.  Flex and SICPA each shall have the right to cure any default or nonconformity under the Agreement within 15 days of receipt of written notice from the other party specifying the default or nonconformity.  In the case of failure of delivery of OVP by Flex, or the delivery by Flex of nonconforming OVP, Flex shall not be deemed to have cured the non-delivery, or the nonconformity, until it shall have delivered the conforming goods to SICPA's facilities.

      10.  Force Majeure. No party shall be held responsible for any delay or failure in performance under this Agreement to the extent such delay or failure is caused by federal, state or municipal action including a change in any statute, ordinance or regulation;

unavailability of any material required or currently utilized by Flex for the production of OVP; environmental controls or restrictions placed on the use or disposal of any such materials that makes the use of such materials impracticable; strike against Flex or a third party;

fire damage, flood, explosion, war or any other cause, act of God,

contingency or circumstance within or outside the United States not subject to its control ("Force Majeure Conditions").  If any Force

Majeure Condition occurs, the party delayed or unable to perform shall as soon as reasonably practicable give notice to the other party and any obligations that the other party has to perform shall be suspended for the duration of such Force Majeure Condition.  If any Force

Majeure Condition causes a delay in delivery by Flex of over 60 days,

for as long thereafter as such Force Majeure Condition shall continue

SICPA shall have the right to terminate this Agreement prospectively by giving written notice to Flex effective immediately when such notice is given.  Such a termination shall in no way alter any obligation which SICPA may have under this Agreement to pay for OVP delivered prior to the effective date of termination.

      11.  Assurances Re Supply of OVP.  The parties acknowledge that an assured supply of OVP is a matter of concern to customers utilizing

OVI.  The parties agree that they will endeavor to work out a mutually acceptable plan for creating and maintaining an inventory reserve for the purpose of providing reasonable assurances that sufficient quantities of OVP will be available to satisfy SICPA's requirements to protect against contingencies, such as equipment breakdowns or other casualty losses.

      12.  Confidentiality and Nondisclosure.  All technical data,

including the Knowhow, and all information which concerns the business operations of either Flex on the one hand or SICPA on the other hand disclosed in the course of performing this Agreement, which data or information, at the time of its communication to the other party, was not rightfully in the other party's possession or in the public domain

("Confidential Matter"), shall be treated as confidential and shall not be disclosed by the recipient to any third party.  The recipient shall use the same care to protect Confidential Matter as it uses to preserve and protect its own information having the highest degree of competitive significance and shall take appropriate measures to ensure that its employees are bound to the same degree that it is bound under this Agreement, and the recipient shall not use any Confidential

Matter in its own business operations except to the extent necessary to implement this Agreement without the written consent of the other party.  This obligation does not apply to any Confidential Matter which (i) was in the recipient's possession prior to its disclosure,

(ii) was in the public domain prior to its disclosure or thereafter entered the public domain through no fault of the recipient or the recipient's employees, or (iii) is lawfully obtained by the recipient on a non-confidential basis from a third party having an unrestricted legal right to disclose the information to others.  Notwithstanding the foregoing, a recipient may disclose Confidential Matter if and to the extent that a judicial or governmental authority having

jurisdiction over the recipient orders or requires disclosure,

provided that the recipient, before making any such disclosure,

advises the other party (the "Disclosing Party") of the disclosure required and cooperates with the Disclosing Party in all legitimate efforts to avoid or limit disclosure at the Disclosing Party's expense.  SICPA agrees that its obligations under this Section 12 shall extend to the SICPA Companies as well as to SICPA, and any breach or violation of this Section by any SICPA Company shall be deemed to be a breach by SICPA.

      13.  Term of Agreement.

      13.1 Term.  The term of this Agreement (the "Term") shall

commence on the date of the execution hereof  and shall terminate on

December 31, 2009, unless terminated earlier pursuant to the terms of this Agreement.

      13.2  Invalidity of European Patent.  Upon the expiration or final judicial determination of invalidity of European Patent No. 0

227 423 B1 (but in no event before December 31, 1999) the provisions of Sections 2(a), 2(b)(i) and 2(b)(ii) of this Agreement shall terminate with respect to exclusive purchases and sale of OVP for use in OVI for sale by SICPA in the European Economic Area (the "EEA");

provided, however, that in such an event SICPA shall continue to purchase OVP from Flex, and Flex shall continue to sell OVP to SICPA pursuant to this Agreement, on a nonexclusive basis for use and sale by SICPA in the EEA, and all the terms of this Agreement, including the annual minimum purchase obligation of Section 5.1, shall remain in effect throughout the rest of the world.

      13.3  Substitute OVP.  Notwithstanding anything herein to the contrary, in the event that during the Term of this Agreement (but in no event before December 31, 1999) an OVI product becomes commercially and legally available on the market from a third party, due to either a final judicial determination of invalidity or non-infringement of any of the claims of the Patents, or due to a non-infringement for which there has been no legal action taken challenging the OVI product under the Patents, and such product containing substitute OVP is (i)

substantially identical in  performance to that resulting from the use of one or more of the Exclusive Products, and (ii) sold at a price less than the price of a corresponding amount of OVP as set forth herein, then Flex shall promptly elect to (a) reduce the price and performance of OVP sold to SICPA hereunder to a price and performance that is equivalent to the corresponding price and performance of substitute OVP available in the market; (b) modify the provisions of

Sections 2(a), 2(b)(i) and 2(b)(ii) of this Agreement by deleting the word "exclusively" and replacing it with "non-exclusively" in such sections; or (c) terminate this Agreement.

      14.  Liquidated Damages for Cancellation or Breach.  SICPA

acknowledges:  (i) that the price specified for the sale of OVP in

Section 3 above is based on the commitment of SICPA to purchase the entire minimum quantity specified hereunder; (ii) that Flex has advised SICPA that the price specified is substantially below the price that Flex would normally charge for the OVP and is being specially allowed by Flex as a concession to help SICPA develop the market for its inks using OVP; and (iii) that Flex has further advised

SICPA that Flex's binding itself to SICPA on an exclusive basis for the Exclusive Products and the Fields during the Term will cause Flex to forego the opportunity to pursue other business opportunities for the commercial exploitation of OVP manufactured by it.  The parties agree that if SICPA were to breach its covenant to purchase the minimum quantity of OVP during the Term the resulting damages would be impracticable or extremely difficult to determine, because of Flex's inability to establish with certainty the magnitude and extent of the opportunities lost due to its exclusive commitment to the SICPA

Parties hereunder.  Because of this difficulty the parties agree that,

in the event of the termination of this Agreement because of such breach or in the event SICPA cancels this Agreement before the Term expires or fails to purchase the minimum amount of OVP required to be purchased during any of the five year periods running from 1995 through 1999, 2000 through 2004 or 2005 through 2009, SICPA shall pay damages to Flex as follows:

The "OVP Shortfall" for the five-year period shall be calculated by subtracting the amount of OVP purchased during the five-year period from the sum of the minimum purchase requirements for each of the five years during the five-year period.  The damages shall then be calculated from the following table:

        OVP Shortfall                         Damages

                               Up to 2000 kg            US$100/kg x
                               OVP Shortfall

                               2001 kg to 4000 kg       US$200,000 +
                               US$200/kg x (OVP Shortfall - 2000 kg)

                               4001 kg to 6000 kg       US$600,000 +
                               US$500/kg x (OVP Shortfall - 4000 kg)

                               More than 6000 kg        US$1,600,000 +
                               US$1000/kg x (OVP Shortfall - 6000 kg)

For example, if this Agreement is terminated during the second five-

year period 2000-2004 and total purchases over the second five-year period were 3,500 kg less than the minimum (so the OVP Shortfall is

3,500 kg), the amount of liquidated damages for the second five-year period would be US$200,000 plus US$200 x (3,500-2,000) or US$500,000 plus liquidated damages for the third five-year period based upon the

OVP Shortfall for that five-year period.  The OVP Shortfall for the third five-year period 2005-2009 will be based upon the minimum quantities and prices in effect for the last year of the second five-

year period.  Unless the parties otherwise agree pursuant to Section

3, the minimum quantities would be 7,500 kg per year and the OVP

Shortfall for the period would be 37,500 kg.

      15.  Termination.

      15.1  Grounds for Termination.  Flex may terminate this

Agreement prior to the stated expiration date if during the

immediately preceding Purchase Period SICPA fails to make the minimum purchases required for that Purchase Period.  Either Flex or SICPA may terminate this Agreement prior to the stated expiration date upon

(i) material breach by the other party of any of the covenants or conditions to be performed by such party hereunder or material inaccuracy of any of the representations and warranties of the other party set forth herein, or (ii) the filing by or against the other party of a petition in bankruptcy or seeking reorganization or arrangement or for the appointment of a trustee, liquidator or receiver, or (iii) the making by the other party of an assignment for the benefit of creditors, the consenting by it to the appointment of a trustee, liquidator or receiver, or the filing by it of a petition taking advantage of any insolvency law.  In each case notice of termination shall be given in writing to the breaching party of such breach and of the intention to terminate.  Such notice of termination shall be effective 30 days following the date such notice is given, or on such later date as may be set forth in such notice, unless the breach shall be remedied during such 30-day period; provided, however,

that any notice of termination based on the occurrence of any event described in clauses (ii) or (iii) of this Section 15.1 shall be effective immediately when such notice is given.  Any such termination shall be in addition to and not in lieu of other rights and remedies at law or in equity.

      15.2  Rights After Termination.  Upon termination of this

Agreement for any reason, nothing herein contained shall be construed to release any party to this Agreement from any obligation matured prior to the effective date of such termination.  All other rights and obligation provided for in this Agreement shall terminate forthwith except the obligation of confidentiality set forth in Section 12 and the indemnity obligation set forth in Section 16.

      16.  Indemnity.  SICPA shall indemnify and hold harmless Flex,

and Flex's officers, directors, employees, shareholders, agents, and assigns, ("Indemnitees") from and against, on an after-tax basis, any and all liabilities (including but not limited to liabilities arising out of the doctrine of strict liability), losses, damages, suits,

judgments and costs (including, without limitation, legal fees and expenses and costs of investigation) arising out of or relating to any claims by third parties relating to or arising directly or indirectly as a result of SICPA's use of OVP or manufacture, use and sale of OVI.

This indemnity shall not apply to any claim against an Indemnitee arising from the gross negligence or willfulness misconduct of such

Indemnitee.

      17.  Notices.  All notices hereunder shall be in writing and shall be deemed to have been given either (i) when received, if delivered in person or transmitted by tested telex or facsimile, or

(ii) three business days after having been mailed by registered or certified mail addressed as follows:

                          To Flex:            Flex Products, Inc.
                                              2793 Northpoint Parkway
                                              Santa Rosa, California
                          95407-7350
                                              Attn:  Michael Sullivan
                                              FAX: (707) 525-7725

                          To SICPA:           SICPA HOLDING S.A.
                          2 rue de la Paix
                          P.O. Box 3930
                                              CH - 1002 Lausanne,
                          Suisse
                          Attn: Maurice A. Amon
                          FAX: 41-21-312-6895

or to such changed address as such party may have fixed by notice provided that any notice of change of address shall be deemed to have been given when received.

      18.  Relationship of the Parties.  This Agreement shall not be construed to create between Flex and SICPA, or their respective successors or assigns, the relationship of principal and agent, joint venturers, co-partners, employer and employee, master and servant or any other similar relationship, the existence of all of which are expressly denied by the parties.

      19.  Binding Nature.  This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party may assign its rights under this Agreement without the prior written consent of the other party.

      20.  No Waiver.  Failure on the part of either Flex on the one hand or SICPA on the other hand to insist on strict compliance by the other with any of the provisions of this Agreement shall not be deemed a waiver of such provision.

      21.  Integration Clause.  This instrument is the entire

agreement among the parties and exclusively determines their rights and obligations, any prior course of dealing, custom or usage of trade, or course of performance notwithstanding, and may not be amended or terminated except by another agreement in writing executed by the parties.

      22.  Governing Law.  This contract shall be governed by and interpreted according to California law as it applies to contracts made and performed entirely within California by California residents.

The United Nations convention on contracts for international sale of goods shall not apply to this Agreement.

      23.  Invalidation.  If any of the provisions of this Agreement shall contravene the laws of any country or other jurisdiction, it is agreed that such invalidity or illegality shall not invalidate the whole Agreement, but this Agreement shall be construed as if it did not contain the invalid or illegal provision or provisions insofar as such construction does not materially affect the substance of this

Agreement, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.  In the event, however, that such invalidity or illegality shall result in a substantial alteration of the relationship between the parties hereto having a material adverse effect on the interest of either party, then the parties hereto shall negotiate mutually acceptable alternative provisions as consistent as possible with the terms of this Agreement and not conflicting with such laws.

      24.  Enforcement of Agreement.

      24.1  United States District Court.  In the event of the

commencement of any action, proceeding or litigation to enforce any provision of this Agreement or for damages or other remedies for an alleged breach of any provision of this Agreement ("Action"), the parties agree that such Action shall be conducted in the United States

District Court for the Northern District of California ("District

Court").  The parties agree that the District Court shall have personal jurisdiction over the parties and, except as provided below,

shall be the exclusive forum for any Action.  The parties hereby waive their right to a trial by jury and any right they may have to assert the doctrine of forum non conveniens or to object to venue to the extent that any such Action is conducted in accordance with this provision.  The parties agree that they each may be served with service of process in connection with any Action, by mailing such service of process by registered or certified mail addressed to the parties at the addresses for notices under this Agreement, as set forth in Section 17 hereof with a copy to each party's counsel.  The parties agree that they will not object to the method of service pursuant to this Section, notwithstanding any provisions of United

States or Swiss law or any treaty to which the United States or

Switzerland is a signatory.  For purpose of this section, until changed by notice given in the manner set forth herein, the name and address of the parties' counsel shall be:



      For Flex:      Pillsbury Madison & Sutro
                     P.O. Box 7880
                     San Francisco, CA 94120
                          Attention: George P. Haley

      For SICPA:     Leonard, Ralston, Stanton & Danks
                     1000 Thomas Jefferson St. NW, Suite 609
                     Washington, DC 20007
                          Attention: Jerris Leonard

      24.2  Reference Proceeding if District Court Lacks Subject

Matter Jurisdiction.  In the event that the District Court lacks subject matter jurisdiction for any Action, then said Action shall be conducted in the Superior Court of the State of California for the

City and County of San Francisco ("Superior Court") by a reference pursuant to the provisions of California Code of Civil Procedure

Sections 638 and 641 through 645.1, inclusive, according to the following procedures:

           24.2.1  The parties shall agree upon a single referee

      ("Referee") who shall then try all issues, whether of fact or law, and report a statement of decision thereon to the Superior

      Court.  If the parties are unable to agree upon the Referee within 10 days of a written request to do so by either party,

      then either party may thereafter seek to have the Referee

      appointed pursuant to California Code of Civil Procedure

      Section 638;

           24.2.2  The parties shall promptly and diligently cooperate with one another and the Referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof;

           24.2.3  The cost of such proceeding shall initially be

      borne equally by the parties.  However, the prevailing party in such proceeding shall be entitled, in addition to all other costs, to recover its contribution for the costs of the

      reference.

           24.2.3  The provisions of Section 21.1 hereof, concerning

      personal jurisdiction, venue and service of process are

      applicable to any Action which is conducted under this Section

      21.2.

      24.3  SICPA Consents to and Waives Objections to Enforcement of

Judgment in Switzerland.  SICPA consents to, and waives all objections to, the enforcement in Switzerland of any judgment in any Action entered in favor of Flex.

      25.  Headings.  The headings of the various Sections and

Paragraphs of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

      IN WITNESS WHEREOF, each of the parties hereto has caused this

Agreement to be duly executed, and intends this Agreement to be effective, as of the date first set forth above.





                          FLEX PRODUCTS, INC., a Delaware corporation



                          By _______________________________




                          SICPA HOLDING S.A., a Swiss corporation



                          By _______________________________



Exhibit A - License and Supply Agreement


                               OVP SPECIFICATIONS
                                       AND
                               EXCLUSIVE PRODUCTS





Exhibit B - License and Supply Agreement


                          EMPLOYMENT AND EARNINGS INDEX



Exhibit C - License and Supply Agreement


                               FLEX PRODUCTS, INC.
                  TERMS AND CONDITIONS OF SALE





Exhibit D - License and Supply Agreement


                             FIELDS

     a. Currency, postage stamps, government stamps, excise stamps, banderoles, travelers' checks and other special checks (such as cashier's checks and specified value checks), banknotes, currency, passports, visas, lottery tickets, credit cards, identification cards, and stocks and bonds.

     b.   Intaglio inks.

     c. Inks, including silkscreen inks, exhibiting a color shift set forth in specifications of Exhibit A to this Agreement.



Exhibit E - License and Supply Agreement



                  ASSURANCES RE SUPPLY OF OVP

     1. New Production Machine. The parties acknowledge that an assured supply of OVP is a matter of concern to customers utilizing OVIO. In order to increase its capability for the production of OVP, and to provide a greater assurance of uninterrupted supply, Flex intends to purchase and install a new production machine after Flex receives all necessary approvals from its affiliate, ICI plc, and Flex's Board of Directors ("New Production Machine"). The parties agree that they will endeavor to work out a mutually acceptable plan for creating and maintaining an inventory reserve for the purpose of providing reasonable assurances that sufficient quantities of OVP will be available to satisfy SICPA's requirements to protect against contingencies, such as equipment breakdowns or other casualty losses.

     2.   OVP License.

     2.1 OVP License - OCLI. In the event that during the term hereof, Flex decides to (a) cease to do business; (b) cease its own production of OVP, other than for Force Majeure Conditions; or (c) sell or transfer one or more of the Patents, then it shall so notify SICPA (the "OVP License Notification Date"), and Flex shall promptly thereafter offer to grant to Optical Coating Laboratory, Inc., a Delaware corporation ("OCLI") (1) an exclusive license to use Flex's patents and related technology required for the manufacture and sale of OVP to SICPA (the "OVP License"), and (ii) an assignment of Flex's rights and obligations under this Agreement (the "OVP License Assignment"). OCLI shall have 30 days from the date such offer is made to decide whether to accept or reject the offer of the OVP License and the OVP License Assignment. If OCLI shall decide to accept such offer, then it shall (x) so notify both Flex and SICPA in writing within said 30-day period, and (y) assume all of Flex's obligations under this Agreement accruing thereafter, subject, however, to the following conditions:

          (xx) OCLI shall have no liability or obligation with respect to this Agreement for matters, transactions or claims arising out of or accruing from any act, omission, event or transaction which occurred before the date of said assumption (including without limitation any warranty claims relating to OVP manufactured or delivered by Flex); and

          (yy) OCLI shall use its best effort attempts to commence production of OVP within 90 days after accepting the offer of the OVP License and the OVP License Assignment so as to minimize any delay or interruption to the production and delivery of OVP.
     Flex shall grant OCLI the necessary easements and other property rights to use any manufacturing equipment and other technology necessary for the production of OVP and OCLI shall pay Flex reasonable fees for the use of the equipment and technology and for any easement or other property rights.

SICPA hereby consents to the assignment and assumption of Flex's obligations under this Agreement on the basis described above, and agrees that OCLI shall be allowed the time necessary to accomplish the activities described in Clause (yy) above without liability for ensuing delays in production or delivery of OVP attributable thereto.

     2.2 OVP License -- SICPA or its Third Party, Designee. If OCLI shall fail to accept Flex's offer and to assume Flex's obligations hereunder, as described and subject to the conditions set forth in
Section 2.1 of this Exhibit E, then SICPA shall have the right to require that the OVP License be offered to SICPA or to a third party designated by SICPA.

     2.3 Terms of OVP License. The OVP License (whether granted to OCLI, SICPA or SICPA's third party designee) shall be granted on the terms and conditions set forth in Exhibit F attached hereto.

     2.4 Equipment and Technology Transfer. In connection with the grant of the OVP License to SICPA or its third party designee, Flex shall also: (i) offer to sell to the designated licensee any equipment then being utilized by Flex for the production of OVP hereunder at its then current fair market value as determined by its replacement cost and offer an easement or other interest at fair market value for use of such equipment at Flex's premises (in each case, such value or cost to be determined by an independent appraisal if the parties shall be unable to agree thereon); and (ii) offer to provide to the designated licensee at Flex's facilities such engineering and other technical assistance as may be reasonably necessary to enable such licensee to resume the production of OVP (but not to exceed one hundred (100) man/woman hours), at rates equal to those charged for comparable professional expertise within the industry and with all other out-of-pocket costs associated therewith to be borne by such licensee.

     2.5 Release of Flex. Following the grant of the OVP License (whether to OCLI, SICPA or SICPA's third party designee), Flex shall be deemed released from any further obligations under this Agreement which arise out of or accrue from any act, omission, event or transaction which occurred after the OVP License Notification Date.

     2.6 Force Majeure Conditions. Nothing in this Exhibit E is intended to obligate Flex either to offer or to grant the OVP License where its inability to produce OVP is caused by Force Majeure
Conditions.



Exhibit F - License and Supply Agreement

       TERMS AND CONDITIONS OF OVP MANUFACTURING LICENSE
                    GRANTED UNDER EXHIBIT E


     The OVP License to be granted pursuant to the foregoing Agreement shall contain the following terms and conditions:

          1.  Quarterly payments of earned royalties of 5% based on

     all sales or uses of OVP by the licensee (or, in the event SICPA or an affiliate is the licensee, then the presumed fair value of the OVP if SICPA were to purchase it from a third party in an arms-length transaction);

          2.  Full audit rights of the licensee by Flex (limited,

     however, to sales of OVP by licensee, its sublicensee and

     assignees);

          3.  No sublicenses or assignments except to "SICPA

     Companies" as defined in Section 1 of the Agreement;

          4.  Full protection of Flex's confidential and/or

     proprietary information;

          5.  License term not to exceed 15 years;

          6.  Limitations on the scope of the license exclusively to those applications described in clauses 1. through 3. in the definition of the Fields.

          7.  Royalties denominated and payable in U.S. currency;

          8.  No warranty of infringement;

          9.  Licensee to provide detailed quarterly financial reports covering OVP sales and royalty obligations;

          10.  Licensee obligation to grant back innovations of

     licensed technology to Flex; and

          11.  No territorial restrictions.



Exhibit G - License and Supply Agreement


                            KNOWHOW

General areas of Knowhow transferred as of the date of this Agreement:

Confidential information generated and communicated pursuant to the Joint Venture Agreement dated July 1, 1993, as documented in the minutes of the Flex Products Inc./SICPA Operations/
Management Committee Meetings.



Exhibit H - License and Supply Agreement


                                     PATENTS

               Incorporated by reference to Registrant's Form 8-K
                        Current Report dated May 23, 1995




Exhibit I - License and Supply Agreement


                             MEMORANDUM OF ALLIANCE




                             MEMORANDUM OF ALLIANCE
                   BETWEEN SICPA S.A. AND FLEX PRODUCTS, INC.

1.0  PURPOSE

This memorandum confirms the intention of the parties to work together for their mutual benefit by continuing to develop the business for optically variable ink used as a primary anti-counterfeiting component in the world's currencies and other value documents. This memorandum defines the respective roles and describes the organization and working relationship of the parties. The objective of the alliance is to create an effective, coordinated approach to satisfying the market. Flex acknowledges the need to coordinate with SICPA its marketing and sales activities for products outside the exclusivity field in order to protect the usefulness and value of OVI(tm) for anti-counterfeiting applications. SICPA and Flex recognize that their success will depend upon building a close, cooperative, and cordial relationship.

2.0  ROLES

SICPA and Flex have primary contributions to make in the joint development of the business for optically variable ink. However, each is dependent on the other for the success of the business. Both parties must be willing to freely exchange information and openly discuss needs in order to fulfill their primary responsibilities.

     2.1  FLEX PRODUCTS

     The role of Flex is to develop and product pigment, develop new pigment products (OVP) that will provide competitive advantages, identify and assess competitive technologies and their competitive threat, and maintain a high quality of product and on-time delivery so that SICPA can best serve its customers. Flex will provide information and prepare SICPA to reassure its customers regarding the reliability of the OVP supply.

     2.2  SICPA

     The role of SICPA will be to develop, produce and sell optically variable ink OVI(tm) systems, be aware and responsive to market needs and keep both parties aware of competitive threats. SICPA will continue to develop printing processes compatible with the use of OVI(tm), maintain good customer relations and price the product to provide profit opportunities for both SICPA and Flex.

3.0  ORGANIZATION

The parties will manage their activities through an organizational structure intended to provide coordinated planning and implementation of their activities. Joint and coordinated programs presume sharing of information necessary for the success of the joint endeavor. The organization will be comprised of two committees each with specific areas of responsibility. These committees will operate within an overall strategic plan approved by the respective companies and their Board of Directors. Each committee will publish an agenda preceding each meeting and will publish minutes as soon as possible following each meeting.

3.1 STRATEGIC COMMITTEE

The Strategic Committee shall be made up of the following members:

SICPA

Maurice A. Amon, Managing Director, SICPA HOLDING S.A.
Philippe Amon, Managing Director, SICPA HOLDING S.A.
Haim Bretler, Managing Director, SICPA HOLDING S.A.
Jacques Van Droogenbroeck, Managing Director SICPA S.A., Security Ink
Division

FLEX PRODUCTS

Danforth Joslyn, President, FLEX PRODUCTS, INC.
John McCullough, Director, FLEX PRODUCTS, INC.
Jim Alles, Chairman of the Board, FLEX PRODUCTS, INC.

The Strategic Committee will develop the long range strategic plan for the alliance. It will be responsible to ensure that the alliance succeeds by providing necessary policies to support the alliance at all levels with the respective companies. It will define the mission and responsibilities of the Management Committee. The Strategic Committee will meet twice a year unless otherwise decided by the members. When meetings in person are not possible, teleconferences will be held.

3.2  MANAGEMENT/OPERATIONS COMMITTEE

The Management/Operations Committee will be composed of the following members from each company:


SICPA

Jacques Van Droogenbroeck, Managing Director, Security Ink Division Representative from R&D
Representative from Manufacturing
Account Executive*

FLEX PRODUCTS

Danforth Joslyn, President
Marketing Director
Production Manager
R&D Director
Account Executive*

* An Account Executive will be designated by each company. The responsibility of that person will be to coordinate meetings as needed, assure complete and prompt response to communications, promote understanding and communicate status of the business to his team.

The Management/Operations Committee will carry out the long range plan established by the Strategic Committee. The Committee will develop the oeprations plans for the alliance. It will set priorities and allocate scarce resources to assure compliance with the plan and ensure success of the alliance. It will be responsible for organizing ad hoc teams that will be responsible for specific projects, such as new product development. It will ensure tha tproduction schedules are met, new product development is undertaken, new products are introduced on a timely basis, and that cost reduction programs are implemented and meet their objectives. The Committee is also responsible to review market needs, identify new product requirements, assess competitive threats, develop guidelines for ownership of jointly developed technology and analyze the economics of the business. This Committee is a working committee and has overall responsibility for the day-to-day execution of the plans. The Committee will meet twice each quarter, one in person and once telephonically. The Committee will submit to the Strategic Committee quarterly reports within twenty-one days after the quarter ends.

4.0  PROTECTION OF PROPRIETARY INFORMATION

The parties acknowledge that the protection of proprietary information is essential. Appropriate confidentiality agreements will be entered into with respect to any proprietary information which either party elects to disclose to the other.

5.0  NATURE OF THE ALLIANCE

This memorandum is intended to describe the working relationship between SICPA and Flex for matters outside the scope of the five year supply agreement to be executed by the parties in April 1993. The memorandum is not intended to be a legally enforceable agreement.

Lausanne, March 9, 1993


                              FLEX PRODUCTS, INC.


                              By   /s/DANFORTH JOSLYN


                              SICPA S.A.


                              By   /s/J. VAN DROOGENBROECK

Exhibit J - License and Supply Agreement





              ________________________________

                  JOINT VENTURE AGREEMENT

                          BETWEEN

                    FLEX PRODUCTS, INC.

                            and

             SICPA INDUSTRIES OF AMERICA, INC.



            FOR RESEARCH AND DEVELOPMENT VENTURE

             _________________________________


                        July 1, 1993





                  JOINT VENTURE AGREEMENT

     THIS JOINT VENTURE AGREEMENT, dated as of July 1, 1993, by and between Flex Products, Inc., a Delaware corporation ("Flex") and SICPA

Industries of America, Inc., a New Jersey corporation ("SIPCA

Industries"), (collectively, the "Venturers").

                    W I T N E S S E T H:

     WHEREAS, Flex possesses substantial technical and proprietary technology relating to the design and manufacture of optically variable pigment ("OVP"); and

     WHEREAS, SICPA Industries (which is a subsidiary of SICPA S.A.)

and its affiliates possess substantial technical and proprietary technology relating to the design and manufacture of optically variable ink ("OVI");

     WHEREAS, Flex and SICPA Industries' parent, SICPA S.A., executed that certain non-binding Memorandum of Alliance dated March 9, 1993

(the "MOA"), which set forth the basis on which the parties thereto intend to work together for the further development and marketing of

OVP and OVI; and

     WHEREAS, Flex and SICPA Industries now wish to form a Joint

Venture for the purpose of coordinating their respective efforts for further research and development related to the improvement of their respective OVP and OVI technologies with the intent of increasing the commercialization of such products;

     NOW, THEREFORE, the parties hereby establish a joint venture to accomplish the foregoing on the following terms and conditions:

                         ARTICLE I
                 FORMATION OF JOINT VENTURE

     1.1  FORMATION AND NAME.  Flex and SICPA Industries hereby form a joint venture pursuant to the provisions of the California Uniform

Partnership Act and upon the terms and conditions set forth in this

Agreement (the "Joint Venture").  The Joint Venture shall conduct its business affairs under the name of "OVI Technology Company."

     1.2  TERM.  The Joint Venture's term shall continue until

terminated in accordance with Article VII.

     1.3  PURPOSES AND POWERS.  The purposes of the Joint Venture shall be to coordinate the efforts of the Venturers to develop further innovations and improvements of OVP and OVI for use on value-documents and to perform other activities and to take other action incident thereto.  The Joint Venture shall not engage in any business or activity outside the scope of its purposes without the consent of each

Venturer.

     1.4  PRINCIPAL OFFICE.  The principal places of business of the

Joint Venture shall be 2793 Northpoint Parkway, Santa Rosa, California

95407-7350, and 8000 Research Way, Springfield, Virginia 22153.

     1.5  FILINGS.  Contemporaneously with the execution and delivery of this Agreement, the Venturers shall execute and acknowledge such instruments as may be necessary under the laws of the State of

California in connection with the formation of the Joint Venture and the commencement of its business.

     1.6  REPRESENTATIONS AND WARRANTIES OF FLEX.  Flex represents and warrants to SICPA Industries that:

          (a)  Flex is a corporation duly organized and in good

standing under the laws of the State of Delaware, and has the corporate power and authority to enter into and perform its

obligations under this Agreement.

          (b)  This Agreement has been duly authorized by all

requisite corporate action on the part of Flex.

     1.7  REPRESENTATIONS AND WARRANTIES OF SICPA INDUSTRIES.  SICPA

Industries represents and warrants to Flex that:

          (a)  SICPA Industries is a corporation duly organized and in good standing under the laws of New Jersey, and has the corporate power and authority to enter into and perform its obligations under this Agreement.

          (b)  This Agreement has been authorized by all requisite

action on the part of SICPA Industries.



                         ARTICLE II
                 JOINT DEVELOPMENT EFFORTS

     2.1  AREAS OF COOPERATION.  SICPA Industries and Flex agree to work together on a mutually exclusive basis for the term of this

Agreement for the purpose of coordinating their respective efforts to improve and enhance the existing technologies for the utilization of

Flex's OVP and SICPA Industries' OVI for anti-counterfeiting applications on value-documents.  SICPA Industries and Flex also agree to cooperate in good faith for the purpose of (i) coordinating the development of new products to be used for anti-counterfeiting purposes for value-documents, (ii) evaluating competitive technologies and products, and (iii) evaluating market trends.  To facilitate this working arrangement, SICPA Industries and Flex shall form a team to be known as the Management/Operations Committee (the "Committee").  The

initial meeting of the Committee will occur at a mutually convenient time within no less than 90 days after the execution of this Agreement by the parties.  Thereafter, the Committee shall meet twice each quarter, once in person and once telephonically.

     2.2  DESIGNATION OF PROJECTS.  Specific tasks to be undertaken by

SICPA Industries and Flex shall be determined by the unanimous vote of the Committee.  Neither SICPA Industries on the one hand nor Flex on the other hand shall have any obligation to perform any tasks or projects except as authorized and directed by a unanimous vote of the

Committee.

     2.3  DESIGNATION OF COMMITTEE MEMBERS.  The Committee will be composed of the following members from each party:

     SICPA
     Industries:    Jacques Van Droogenbroeck,
                    Managing Director,Security Ink Division
                    Representative from R&D
                    Representative from Manufacturing
                    Account Executive*

     FLEX:          Danforth Joslyn, President
                    Marketing Director
                    Production Manager
                    R&D Director
                    Account Executive*

          * An Account Executive will be designated by each company. The responsibility of that person will be to coordinate meetings as needed, assure complete and prompt response to communications, promote understanding, and communicate status of the business to his/her team.


     Either Venturer shall have the right to object to any individual designated by the other Venturer, in which event the Venturers shall meet and confer for the purpose of agreeing on an individual acceptable to both Venturers.

     2.4  EXPENSES.  Unless otherwise agreed in writing, each of the

Venturers shall bear its own expenses relating to its participation on the Committee and the performance of any tasks or projects carried out by such Venturer pursuant to the direction of the Committee.

     2.5  EXCHANGE OF INFORMATION.  Each Venturer shall disclose to the other the results of tasks or projects undertaken pursuant to the unanimous direction of the Committee and the Venturers will meet and confer, or otherwise communicate, for the purpose of exchanging information concerning the status of their respective undertakings.

Each Venturer will maintain all technical information received from the other, which such Venturer has designated in writing as

confidential information, in strict confidence and subject to the obligations of confidentiality and nondisclosure as set out in Article

III below, and subject to the further restriction that the recipient of such information shall not use the information or disclose it to any person or organization other than the employees of the recipient whose job performance reasonably require a knowledge of such information.

     2.6.  OWNERSHIP OF DISCOVERIES.  Each Venturer shall retain the ownership of any inventions, trade secrets and/or proprietary know-how developed by it during the term hereof, and any patents based on such inventions, trade secrets or know-how, whether or not pursuant to a task or project undertaken at the direction of the Committee, and the other Venturer shall not have any license or right to use any such discoveries except as may be expressly granted pursuant to a written agreement duly signed by both Venturers.  Only such technologies as the Venturers agree in writing to develop jointly shall be excluded from the above provision, and all other technology developed during the joint undertaking contemplated by this Agreement shall be conclusively presumed to be the property of the Venturer who developed the technology.  To the extent that specific technology is, by such written agreement, jointly developed, any resulting inventions, trade secrets and/or proprietary know-how shall be owned by the Joint

Venture, and each of the Venturers shall be entitled to use any such inventions, trade secrets and/or proprietary know-how on a royalty-

free basis, providing, however, that neither of the Venturers nor the

Joint Venture itself shall be entitled to grant licenses to third

Venturers to use such inventions, trade secrets and/or proprietary know-how without the prior written consent of both Venturers.  Any patentable technology developed jointly pursuant to a prior written agreement between the Venturers, as aforesaid, shall be owned by the

Joint Venture, and any decisions to file patent applications or to grant licenses thereunder shall require the unanimous consent of the members of the Committee.

     2.7  NO DISCLOSURE OF BACKGROUND TECHNOLOGY REQUIRED.  Nothing in

this Agreement shall be construed to create any obligation on the part of either Venturer to disclose to the other Venturer any background technology or other technology owned by either Venturer prior to the formation of this Joint Venture, nor shall this Agreement be construed to require either Venturer to disclose to the other Venturer any technology developed by such Venturer, whether or not pursuant to a task or project undertaken at the direction of the Committee.  It is the contemplation and intention of the Venturers that each of them will remain free to continue to conduct research and development work on OVP and OVI independent of their activities and involvement under the Joint Venture contemplated pursuant to this Agreement.

     2.8  NO PRODUCTION CONTEMPLATED.  The Venturers contemplate that the Joint Venture will engage exclusively in research and development activities, and will not undertake any production of OVP or OVI.

                        ARTICLE III
             CONFIDENTIALITY AND NONDISCLOSURE

     All technical data and all information which concerns the

business operation of either Flex on the one hand or SICPA Industries on the other hand disclosed in the course of the activities of the

Joint Venture, which data or information, at the time of its communication to the other Venturer, was not rightfully in the other

Venturer's possession or in the public domain ("Confidential Matter"),

shall be treated as confidential and shall not be disclosed by the recipient to any third party.  The recipient shall use the same care to keep Confidential Matter confidential as it uses to preserve the confidentiality of its own confidential information having a high degree of competitive significance and shall take appropriate measures to insure that its employees are bound to the same degree that it is bound under this agreement.  This obligation of confidentiality does not apply to any Confidential Matter which (i) was in the recipient's possession prior to the effective date of its disclosure, (ii) was in the public domain prior to the effective date of its disclosure or thereafter entered the public domain through no fault of the recipient or the recipient's employees, or (iii) is lawfully obtained by the recipient on a non-confidential basis from a third party having an unrestricted legal right to disclose the information to others.

Notwithstanding the foregoing, a recipient may disclose Confidential

Matter if and to the extent that a judicial or governmental authority having jurisdiction over the recipient orders or requires disclosure,

provided that the recipient, before making any such disclosure,

advises the disclosing party of the disclosure required and cooperates with the disclosing party in all legitimate efforts to avoid or limit disclosure at the disclosing party's expense.  SICPA Industries agrees that its obligations under this Article III shall extend to the SICPA

Companies as well as to SICPA Industries, and any breach or violation of this Section by any SICPA Company shall be deemed to be a breach by

SICPA Industries.  (For purposes of this Agreement, the term "SICPA

Companies" shall mean any person or entity controlled by, controlling,

or under common control with SICPA Industries.  The term "control" of any person or entity means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.)

                         ARTICLE IV
                  CONTRIBUTIONS TO CAPITAL

     Neither of the Venturers shall be obligated to make any

contributions of capital to the Joint Venture, it being contemplated that each Venturer shall bear its own expenses relating to its participation on the Committee, and the performance of any tasks or projects carried out by such Venturer pursuant to the direction of the

Committee.

                         ARTICLE V
                  MANAGEMENT AND OPERATION

     The Committee shall manage all affairs and business of the Joint

Venture to the best advantage of the Joint Venture.  The Committee shall have all of the powers, rights and authority necessary to conduct such business and affairs, subject, however, to the

requirement that any decision of the Committee shall require the unanimous consent of all members of the Committee.

                         ARTICLE VI
        TRANSFERS OF INTERESTS IN THE JOINT VENTURE

     Neither of the Venturers shall transfer its interest (or any portion thereof) in the Joint Venture without the consent of the other

Venturer, and any transfer in violation of this Article will automatically cause the dissolution of the Joint Venture.

                        ARTICLE VII
              TERMINATION OF THE JOINT VENTURE

     The Joint Venture shall dissolve and its affairs shall be wound up upon the first to occur of the following:

          (a)  The sale or other disposition of all or

substantially all of the assets of the Joint Venture; or

          (b)  The delivery to the other Venturer of a written demand from either Venturer that the Joint Venture be dissolved, in either of which events the Joint Venture's affairs shall be wound-up and the

Joint Venture terminated as soon as practicable thereafter in accordance with applicable California law.

                        ARTICLE VIII

                       MISCELLANEOUS

     8.1  RESTRICTION ON HIRING EMPLOYEES.  For a period of two years following the termination of employment of an employee of either

Venturer, the other Venturer shall be prohibited from employing such employee without the prior written consent of the other Venturer;

provided, however, that this restriction shall terminate two years after the termination of the Joint Venture.

     8.2  INDEMNIFICATION.  Each Venturer hereby indemnifies and agrees to hold harmless the other Venturer from and against all costs,

expenses, liabilities, damages, claims, demands, actions, suits and proceedings which shall arise by virtue of any representation or warranty of the indemnifying Venturer in this Agreement which was incorrect in any material respect as of the date made, or which shall arise by virtue of any act of a Venturer which was not authorized by the Committee.

     8.3  GOVERNING LAW.  This Agreement shall be construed in

accordance with and governed by the laws of the State of California.

     8.4  ARBITRATION.  If the Venturers hereto are unable to resolve by mutual agreement any dispute or controversy between them concerning this Agreement, the Venturers agree that the dispute or controversy shall be finally settled by mandatory, binding arbitration, in accordance with the rules and procedures of the American Arbitration

Association applicable to commercial transactions.  Costs of arbitration shall be borne by the Venturers in accordance with the decision of the arbitrators.  Judgment upon the award rendered shall be entered into any court having competent jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement as the case may be.  The arbitration proceedings shall be conducted at a reasonable location selected by the Venturer that is the defendant in such action.

     8.5  ATTORNEYS FEES.  In case suit is brought or arbitration proceedings commenced by a Venturer because of the breach of any term,

covenant or condition contained in this Agreement, the prevailing

Venturer shall be entitled to recover against the other Venturer the full amount of its costs, including expert witness fees and reasonable attorneys fees.  If neither Venturer prevails entirely, such fees and expenses shall be prorated based upon the relative success of each

Venturer to the relief being sought.

     8.6  NOTICES.  All notices, approvals and other communications under this Agreement shall be in writing and shall be given to such

Venturer, addressed to it, at its address or telecopy number set forth below or such other address or telecopy number as such Venturer may in the future specify for such purpose by notice to the other Venturer.


     If To Flex:         Flex Products, Inc.
                         2793 Northpoint Parkway
                         Santa Rosa, California 95407-7350
                         Attn: Danforth Joslyn, Chief
                          Executive Officer
                         Fax:  707/525-7725

     With A Copy To:     Collette & Erickson
                         555 California Street, Suite 4350
                         San Francisco, California  94104-1791
                         Attn:  John M. Collette, Esq.
                         Fax:  415/788-6929

     If To SICPA
     Industries:         SICPA Industries of America, Inc.
                         111 East 61st Street
                         New York, New York  10021
                         Attn: Maurice Amon
                         Fax:  212/308-9167



     With A Copy To:     David T. Ralston, Esq.
                         SICPA Industries of America, Inc.
                         1000 Thomas Jefferson Street, N.W.
                         Suite 609, Georgetown
                         Washington, D.C.  20007
                         Fax:  202/298-7810

     Either Venturer may from time to time specify as its address or telecopy number for purposes of this Agreement any other address or telecopy number upon the giving of ten (10) days notice thereof to the other Venturer.

     8.7  COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

     8.8  INTERPRETATION.  The headings to the various subdivisions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.  The language in all parts of this Agreement will in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against either party.

     8.9  SUCCESSORS AND ASSIGNS.  This Agreement shall inure to the benefit of and be binding upon the Venturers and their respective permitted successors and assigns.

     8.10  BOARD APPROVAL REQUIRED.  Anything herein to the contrary notwithstanding, this Agreement shall not become effective unless and until it is approved by the Boards of Directors of both Flex and SICPA

Industries, and each party has notified the other in writing of such approval.

     IN WITNESS WHEREOF, the Venturers have executed this Agreement to be effective as of the date first above written.

                         FLEX PRODUCTS, INC.



                         By ___________________________



                         SICPA INDUSTRIES OF AMERICA, INC.



                         By ___________________________









                     EXHIBIT G - FACILITIES LEASE AGREEMENT


                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.






             EXHIBIT H - ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS


                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.





                     EXHIBIT I - EXCLUSIVE LICENSE AGREEMENT


                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.






           EXHIBIT J - RESEARCH, DEVELOPMENT AND ENGINEERING AGREEMENT


                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.




            EXHIBIT K - SUPPORT AND ADMINISTRATIVE SERVICES AGREEMENT


                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.





                 EXHIBIT L - ASSIGNMENT AND ASSUMPTION AGREEMENT


                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.




                  ADDENDUM NO. 1 TO JOINT ACQUISITION AGREEMENT
                                DATED MAY 1, 1995
                          BY AND BETWEEN OCLI AND SICPA


                                 ADDENDUM NO. 1
                                       TO
                              OCLI/SICPA AGREEMENT

     THIS ADDENDUM NO. 1 ("Addendum"), is made and entered into as of May 1, 1995, by and between OPTICAL COATING LABORATORY, INC., a
Delaware corporation ("OCLI"), and SICPA HOLDING S.A., a Swiss corporation ("SICPA").

                                 R E C I T A L S

     A. The parties entered into an Agreement, dated December 13, 1994 (the "Agreement"), wherein they set forth and memorialized certain terms to govern a joint undertaking by them to purchase the shares of capital stock of FLEX PRODUCTS, INC., a Delaware corporation ("FLEX") owned by ICI AMERICAS INC. ("ICIA") and a promissory note issued by FLEX to and owned by ICI AMERICAN HOLDINGS INC. ("ICIAH").

     B. Concurrently with the execution of this Addendum, the parties are executing a Stock and Note Purchase Agreement (the
"Purchase Agreement") together with FLEX ICIA AND ICIAH.

     C. The parties wish to memorialize in this Addendum certain additional covenants and undertakings of one or the other, or both, of the parties, as a supplement and amendment to the Agreement, with the intent that the terms of this Addendum shall be integrated with and complement the Agreement, as and to the extent set forth herein.

                                 A D D E N D U M

     NOW, THEREFORE, in consideration of the premises and the respective covenants and undertakings of the parties contained herein, the parties hereby agree as follows:

     1.   Definitions; References to Certain Agreement Terms.

          a.   Definitions.   All capitalized terms used herein shall
have the same meanings as attributed to them in the Purchase Agreement and the Agreement, unless expressly defined herein. In case of any conflict, the definitions in the Purchase Agreement shall control. In addition, a "Paragraph 4(o) Indemnifiable Event" shall mean an event set forth in paragraph 4(o) of the Disclosure Schedule to the extent such event occurred prior to Closing and arose from actions or omissions in violation of Applicable Law taken by FLEX. The foregoing sentence notwithstanding, a Paragraph 4(o) Indemnifiable Event shall not include (A) any event resulting directly or indirectly from action taken by ICIA or ICIAH prior to Closing or by FLEX or SICPA after Closing or (B) any event the existence or occurrence of which would constitute a breach of a representation or warranty under the Purchase Agreement.

          b. Extension of Deadline for Closing. The parties agree that references to March 31, 1995 in Sections 2.a.vi and 11 of the Agreement shall be amended to refer instead to May 31, 1995.

     2. Governance of FLEX after Closing. Following the Closing, OCLI and SICPA agree that the following additional terms shall apply to the governance of FLEX:

          a. Reconstitution of FLEX Board. The Board of Directors of FLEX shall be reconstituted, effective upon the Closing, such that those then in office shall be replaced by the persons listed below:

     3. Governance of Flex after Closing. Following the Closing, OCLI and SICPA agree that the following shall apply to the governance of FLEX:

          a. Reconstitution of FLEX Board. The Board of Directors of FLEX shall be reconstituted, effective upon the Closing, such that those then in office shall be replaced by the persons listed on Exhibit C, three of whom have been designated by OCLI and two of whom have been designated by SICPA and the Certificate of Incorporation or Certificate of Designations of FLEX shall be amended if necessary to provide that the stockholders of FLEX shall be entitled to cumulative voting in connection with the election or removal of the Directors.

          As representatives of OCLI:

          HERBERT M. DWIGHT
          JOHN McCULLOUGH
          JAMES W. SEESER

          As representatives of SICPA:

          MAURICE A. AMON
          EDUARDO BERUFF

          b.   Joint Technical Committee.    The Joint Technical
Committee to be formed shall consist of the following representatives from FLEX, OCLI and SICPA.



          As representatives of OCLI:

          JAMES W. SEESER
          BRYANT P. HICHWA
          LEONARD P. MOTT

          As representatives of SICPA:

          ANTON BLEIKOLM
          ARTHUR M. LIEBERMAN

          As representatives of FLEX:

          MICHAEL SULLIVAN
          PATRICK HIGGINS
          ROGER PHILLIPS

          c. Approval of Minutes. All proposed minutes of deliberations of, and resolutions adopted and actions taken by, the Board of Directors and/or by the stockholders of FLEX (collectively, the "Minutes") shall be deemed approved so as to serve as an official record of such deliberations and memorialization and expression of such resolutions and actions only after draft copies of the Minutes have been delivered to all of the Directors and the Directors have been given the opportunity to provide comments on them.

          d.   Legal Representation.    Except when the Board of
Directors of FLEX, by a majority of at least four Board members, otherwise directs, FLEX shall be represented for the purpose of legal advice and representation in connection with any of the following matters solely by co-counsel consisting of one or more attorneys of a firm selected by OCLI and one or more attorneys of a firm selected by SICPA, with each of OCLI and SICPA to bear the entire costs of the firm selected by it:

               i. Any merger, consolidation or other corporate reorganization of FLEX.

               ii. The sale of all or substantially all of the assets or business of FLEX or any of its operating divisions.

               iii. The employment agreement and any incentive stock option or bonus arrangements (other than under group plans adopted by the Board of Directors) for any executive officer of FLEX, and the engagement agreement and any such stock option or bonus arrangement for any consultant of FLEX whose annual compensation from it is reasonably expected to exceed $100,000.

               iv. The licensing or sale of any of FLEX's technology, other than to OCLI or SICPA, or the licensing or purchase of any technology of any third-parties, other than from OCLI or SICPA, where the projected consideration payable by the licensee or acquirer during the first 36 months is expected to exceed $500,000.

               v. Any joint ventures or shared R&D Projects where the projected budget for the first 36 months of the joint venture or project is expected to exceed $500,000.

               vi. The negotiation and execution of any sale of securities of FLEX to any third party purchaser or purchaser, where the aggregate consideration payable for such securities in any offering shall exceed $500,000 or where the securities to be sold (or any securities into which such securities may be converted) represent in excess of 20% of the issued and outstanding shares of voting stock of FLEX, calculated on a fully-diluted, fully-converted basis.


     3.   Covenant Not To Compete.

          a. Covenant. OCLI and SICPA each agrees that following the disposition of its shares of the capital stock of FLEX, it shall not compete with FLEX in the manufacture or sale of products made by depositing one or more layers of materials onto flexible substrates by Roll-to-Roll Coating or to manufacture or sell any product being manufactured by FLEX by Roll-to-Roll Coating at the time of the party's sale of its capital stock of FLEX.

          b. Geographical Application of Covenant. The covenant not to compete set forth above shall be applicable worldwide, reflective of the worldwide market for the products manufactured and sold by FLEX.

          c. Duration. The covenant not to compete set forth above shall apply only if, at the time when the party disposes of its shares of the capital stock of FLEX, the other party remains as a holder of no less than 50% of the issued and outstanding shares of FLEX voting capital stock. If the foregoing condition is satisfied, the covenant not to compete shall thereafter remain in effect for a period of three years.

          d.   Definition.    As used herein, "Roll-to-Roll Coating"
shall mean the serial steps of (i) the unwinding of a flexible substrate from a first roll, (ii) the deposition of one or more layers of materials onto the flexible substrate and (iii) the winding of the substrate onto a second roll, provided that "Roll-to-Roll Coating" shall not include the deposition of more than one layer of material to an area of the substrate during any period that the substrate is motionless.

          e. Breadth of Restraint. The foregoing covenant is intended to require that the applicable party refrain from, and each party subject to the covenant not to compete hereby agrees to refrain from, any activity described in Paragraph 3.a above individually, or in conjunction with others, directly or indirectly, whether as principal, partner, joint venturer, stockholder of an affiliate or otherwise.

          f. Severability. The parties intend that the covenants and undertakings contained in this Paragraph 3 shall be construed as distinct covenants and agreements covering competition in each of the separate jurisdictions in which the party subject to the covenant not to compete operates or may operate in the future. To the extent that this covenant as set forth in this Paragraph 3 shall be deemed illegal or unenforceable in any one or more such jurisdictions, it shall nevertheless not be affected with respect to each other such jurisdiction.

          g. Enforceability. Each party acknowledges and agrees that any remedy at law which may be available to the other party for any breach of this covenant by the party subject to the covenant not to compete will be inadequate to protect the other party's interest hereunder and that the other party (and FLEX, as a third-party beneficiary) shall be entitled to injunctive relief in the event of such breach, in addition to any other appropriate relief and remedy.

          h.   Reasonableness of Restrictions.    Each party
acknowledges and agrees that the restrictions set forth in this Paragraph 3, including without limitation the restrictions relating to duration, geographic area and breadth of application, are reasonable in scope.

     4. Amended Certificate of Incorporation. OCLI and SICPA agree that promptly following the Closing, they shall vote their shares, and direct their respective representatives on the FLEX Board of Directors to vote, so as to amend the Certificate of Incorporation of FLEX in its entirety and replace it with the Amended and Restated Certificate of Incorporation attached as Exhibit A to this Addendum.

     5.   Representations, Warranties and Undertakings by OCLI.

          a.   Representations and Warranties.    To induce SICPA to
enter into the Stock and Note Purchase Agreement with ICIA and ICIAH (the "SPA"), and to purchase a portion of the ICIA Shares and a portion of the FLEX Note as called for under the SPA, OCLI represents and warrants to SICPA that as of the date of this Addendum, FLEX is in default in the payment when and as due of certain research and development payments from it to OCLI, which breach OCLI shall waive at the Closing in favor of an obligation on the part of FLEX to make payment of its research and development payments to OCLI on an as-expended basis. As of the date of this Addendum, and as of the Closing under the SPA, FLEX and OCLI are each in full compliance with each of the agreements referenced in Paragraph 7.a.v of the Agreement, and all other agreements and contracts between them, and all such agreements and contracts are valid and binding, and OCLI knows of no act or failure to act on the part of FLEX or any third parties which constitutes, or would with the passage of time or the giving of notice or both constitute, an act of breach or default by FLEX thereunder.

          b. Patent Assignments. OCLI agrees, prior to or promptly following the Closing under the Purchase Agreement and at OCLI's expense, to execute and cause to be filed with the appropriate government patent offices (including the U.S. Patent Office and corresponding foreign offices) all assignments and other forms which are necessary to record the assignment from it to FLEX of all patents which it has heretofore conveyed to FLEX and corrective filings where needed to correct clerical errors and mistaken references in previously recorded assignments.

     6.   Environmental Indemnification.

          a.   Definitions.

               i. "Indemnified Parties" shall mean any or all of the following: (1) SICPA; (2) FLEX; and/or (3) the subsidiaries, affiliates, officers, Directors, stockholders, agents, attorneys, employees, heirs, successors and assigns of SICPA and/or FLEX.

               ii. "Environmental Laws" shall mean all local, state and federal environmental laws or regulations relating to operations or businesses or properties or assets of OCLI (including the assets and operations of FLEX during the time while FLEX was a division of
OCLI), including all environmental requirements imposed by any law, rule, regulation or order of any federal, state or local judicial, regulatory or administrative agency, board or authority (including laws relating thereto which may be asserted in common law or under statute and regardless of form including strict liability and negligence), existing at the date of this Addendum or hereafter enacted or created, which relate to (1) noise; (2) pollution or protection of the air, surface water, ground water or land; (3) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; or (4) manufacturing, processing, distribution, use, storage, handling or exposure to hazardous or toxic substances or materials. The Environmental Laws shall include, but shall not be limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act, as amended; the California Health and Safety Code, as amended; the California Water Code, as amended; California Code of Regulations Titles 22, 23, and 26; the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq.; and all other federal, state and local laws regulating hazardous or toxic wastes and materials (collectively, "Hazardous Materials"), underground tanks and safety in connection therewith, water quality, air quality or other environmental matters.

          b.   OCLI's Liability and Indemnity.

               i. OCLI shall retain liability for, and shall indemnify the Indemnified Parties from and against, all fines, penalties, costs, liabilities, expenses, damages and losses of any nature whatsoever, including, but not limited to, remedial, removal, response, abatement, clean-up, investigative and monitoring costs and any other related costs and expenses, including reasonable attorneys' and experts' fees (collectively, the "Environmental Liabilities") arising from or relating to (1) OCLI's violation of any environmental Law; or (2) the release by OCLI or OCLI's predecessors-in-interest of any Hazardous Materials into the environment, including, without limitation, a release of Hazardous Materials, at, under or adjacent to any real property owned or occupied by OCLI or FLEX.

               ii. Without limiting the foregoing, OCLI shall retain liabilities for, and shall indemnify the Indemnified Parties from and against, all Environmental Liabilities arising from or relating to the contamination caused by OCLI or OCLI's predecessors-in-interest of surface water, ground water or land which is currently the subject of investigation and inquiry by OCLI pursuant to any clean-up and abatement or similar order issued by the California Regional Water Quality Control Board or any government agency with relevant jurisdiction.

               iii. Notwithstanding the foregoing, and except as and to the extent set forth in the following Paragraph 6.b.iv, OCLI shall not be so liable to the extent that such violation, act, omission, occurrence or failure is attributable to FLEX's violation of any Environmental Law or FLEX's release of Hazardous Materials into the environment.

               iv. Notwithstanding anything to the contrary in Paragraph 6.b.iii, OCLI shall indemnify SICPA for response costs, less response costs for which SICPA is entitled to indemnification pursuant to the Indemnification Agreement between SICPA and ICIA dated May 1, 1995, arising out of a Paragraph 4(o) Indemnifiable Event, if and to the extent that FLEX is unable to pay or otherwise respond to the Paragraph 4(o) Indemnifiable Event; provided, however, that OCLI's obligations under this subparagraph 6.b.iv shall be limited to 40% of the total of the response costs in respect of the Paragraph 4(o) Indemnifiable Event. "Response" and "respond" shall have the meanings given to those terms as set forth in 42 U.S.C. Section 9601(25).

          c.   Notice and Opportunity to Defend.

               i. Upon receiving notice or obtaining information of an occurrence or event that may give rise to an Environmental
Liability, OCLI or the Indemnified Parties, as the case may be, to the extent permitted by law and confidentiality agreements, shall promptly provide written notice thereof to all of the other parties.

               ii. If such event involves a legal action or administrative proceeding, OCLI shall thereafter assume in writing liability under this indemnity and shall control the defense of such action or proceeding, at its own expense and with its own environmental and other experts and its own counsel, who shall be reasonably satisfactory to the Indemnified Parties. Prior to OCLI's assuming and controlling such action or proceeding, the Indemnified Parties shall not take any action in respect of such action or proceeding unless the Indemnified Parties determine in good faith that such action is required by emergency conditions.

               iii. Where OCLI assumes and controls such action or proceeding, (1) the Indemnified Parties at their own cost and expense may participate in the conduct of such action or proceeding, and (2) OCLI shall promptly inform the Indemnified Parties of all material developments and events relating to such action or proceeding.

               iv. OCLI shall conduct all activities pursuant to this Paragraph 6.c in a fashion so as to minimize the interruption of, or interference with, the conduct of the business of FLEX.

               v. Prior to commencing or implementing any action to remedy or mitigate a condition giving rise to any action that may result in an Environmental Liability for which OCLI may be liable pursuant to this Paragraph 6., OCLI shall provide written notice to the Indemnified Parties of the nature and extent of the action proposed. Within 20 business days after receipt of such notice, the Indemnified Parties shall notify OCLI of any objection they may have to the reasonableness of the proposed action to remedy or mitigate the condition, and the reasons therefor. In the event OCLI is notified of such an objection, the parties hereto shall negotiate in good faith to resolve the objection and to develop a mutually agreeable plan for action.

               vi. Notwithstanding any of the foregoing, in the event that the Indemnified Parties or either of them at any time determines, in their reasonable business judgment, that such action or proceeding reasonably may be anticipated to adversely impact the business or operations of FLEX or an Indemnified Party and retain environmental and other experts and counsel who shall be reasonably satisfactory to the other Indemnified Parties and to OCLI, at OCLI's sole expense.

          d.   Cooperation.   With respect to any potential OCLI
liability to third parties or government agencies arising from an action or proceeding or Environmental Law pursuant to this Paragraph 6, the Indemnified Parties will cooperate with OCLI in any reasonable manner to satisfy such liability provided that OCLI honors its indemnification obligations hereunder. Such cooperation shall be at OCLI's sole expense.

          e. Reasonable Access. The parties shall allow necessary, reasonable and uncompensated access to each other's files, data, information, property and personnel in order that each party may fully protect and satisfy its legal interest in connection with any pending or future action or proceeding or Environmental Law. OCLI shall deliver to the Indemnified Parties copies of all information, including without limitation, analytical results, consultants' data and evaluations and correspondence relating to any Environmental Liabilities for which OCLI may be liable pursuant to this Paragraph 6.

          f.   Confidentiality of Information Concerning Environmental
Liabilities.   Notwithstanding anything herein to the contrary, each
party to this Addendum will hold and will cause its employees, consultants and advisors to hold in strict confidence, unless compelled to disclose such documents or information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other parties to this Addendum furnished to it pursuant to the provisions of this Paragraph 4, and in any such instance where disclosure appears to be compelled by law, will notify all other parties so that such other parties may avail themselves of such measures as may be available for protecting the confidentiality of such information.

     7. Counterparts. This Addendum may be executed in any number of counterparts, each of which may be executed by one or both of the parties, each of which shall be enforceable against the party or parties actually executing such counterparts, and all of which together shall constitute one instrument.

     8.   Integration.   This Addendum is intended to and shall be
integrated with and into the Agreement, and shall be entitled to the benefit of all provisions thereof. In the event of any conflict between the provisions of this Addendum and the Agreement, the provisions of this Addendum shall prevail. Subject to the terms hereof, the Agreement is hereby ratified and continued in full force and effect by the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first set forth above.

SICPA HOLDING S.A.            OPTICAL COATING LABORATORY, INC.



By   /s/Eduardo Beruff        By   /s/Herbert M. Dwight, Jr.
  EDUARDO BERUFF,               HERBERT M. DWIGHT, JR.
  Authorized Signatory          President


By   /s/William E. Horwich
  WILLIAM E. HORWICH,
  Authorized Signatory